EXHIBIT 4.4

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by (REDACTED)

Redacted portions filed separately with the SEC pursuant to the confidential treatment request.

GENESENSE TECHNOLOGIES INC.

and

ZOR PHARMACEUTICALS, LLC

EXCLUSIVE LICENSE AGREEMENT

April 8, 2008

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by (REDACTED)

Redacted portions filed separately with the SEC pursuant to the confidential treatment request.

 EXCLUSIVE LICENSE AGREEMENT

Table of Contents

Article 1 Definitions and Interpretation		1

1.1	“Affiliate”	1
1.2	“Agreement”	2
1.3	“Applicable Law(s)”	2
1.4	“Books and Records”	2
1.5	“Business Day”	2
1.6	“Clinical Trial”	2
1.7	“Collateral”	2
1.8	“Commercialization”	2
1.9	“Competent Authority(ies)”	2
1.10	“Control” or “Controlled”	3
1.11	“Covering”, “Cover” and “Covered”	3
1.12	“Development” and “Developed”	3
1.13	“Development Milestone”	3
1.14	“Development Program”	3
1.15	“Development Program Amendment”	3
1.16	“Diligent Efforts”	3
1.17	“EMEA”	4
1.18	“FDA”	4
1.19	“Field of Use”	4
1.20	“First Commercial Sale”	4
1.21	“Governmental Approval(s)”	4
1.22	“IND(s)”	4
1.23	“Improvements”	4
1.24	“Intellectual Property”	4
1.25	“Know How”	5
1.26	“Licensed Product”	5
1.27	“Licensee’s Know-How”	5
1.28	“Licensee’s Patent Rights”	5
1.29	“Licensor’s Know-How”	5
1.30	“Licensor’s Patent Rights	5
1.31	“Manufacturing”	5
1.32	“Marketing Authorization”	6
1.33	“Milestone Payment”	6
1.34	“NDA”	6
1.35	“Net Sales”	6
1.36	“Party	6
1.37	“Patent Rights”	7
1.38	“Person”	7
1.39	“Phase I Clinical Trial”	7
1.40	“Phase I/II Clinical Trial”	7
1.41	“Phase II Clinical Trial”	7
1.42	“Phase III Clinical Trial”	7
1.43	“Release Event”	7
1.44	“Royalty Term”	7

1.45	“Sublicensee”	7
1.46	“Term”	8
1.47	"Territory”	8
1.48	“Third Party”	8
1.49	“Trademark” means the trademark VIRULIZIN®, which trademark is registered as set out in Schedule B	8
1.50	“Valid Claim”	8
1.51	Interpretation	8

Article 2 Grant, Security Interest		9

2.1	Grant of License by Licensor	9
2.2	Animal Use of Licensed Product	10
2.3	Sublicenses by Licensee	10
2.4	Improvements	11
2.5	Grant of License by Licensee	11
2.6	Sublicenses by Licensor	12
2.7	Trademark Rights	12
2.8	No Implied License	13
2.9	Security Interest	13

Article 3 Technology Transfer		14

3.1	Initial Technology Transfer	14
3.2	Technical Assistance	14

Article 4 Regulatory Compliance		15

4.1	Ownership and Maintenance of Governmental Approvals	15
4.2	Licensee Obligations	15
4.3	Licensor Participation; Sharing of Information	15
4.4	Adverse Events Reporting	16
4.5	Rights of Reference	17
4.6	Access to Manufacturers	17

Article 5 Development		17

5.1	Development Rights	17
5.2	Development	18
5.3	Diligent Efforts	18
5.4	Licensee’s Disclosures and Reports	18
5.5	Mutual Disclosures and Reports	18
5.6	Establishment of Medical and Scientific Advisory Board	20
5.7	Co-negotiation for Commercial Supply of the Licensed Product	20

Article 6 Commercialization		20

6.1	Commercialization Efforts	20
6.2	Commercialization Program	20

Article 7 Royalties and other Consideration		21

7.1	Obligation to Pay	21
7.2	Royalties on Net Sales	21
7.3	Royalty Adjustment	21
7.4	Payment in Lieu of Royalties	22
7.5	Acknowledgement	22
7.6	Generic Competition	22
7.7	Royalties respecting Sublicenses for South America	22
7.8	No Multiple Royalties	23
7.9	Combination Products	23
7.10	Development Based Milestone Payments	23
7.11	Place of Payment, Taxes and Conversions	23
7.12	Time for Payment	23
7.13	Interest	24
7.14	No Set-Off	24

7.15	Royalty Reduction for Infringement	24

Article 8 Reports and Records		24

8.1	Records and Audits	24
8.2	Royalty Statements	25
8.3	Confidential Treatment of Reports	25
8.4	Non-Monetary Consideration	25

Article 9 Patent Prosecution and Maintenance		26

	Prosecution and Maintenance	26
	Costs	26
	No Dispute	26

Article 10 Dispute Resolution		27

10.1	Disputes	27
10.2	Performance to Continue	28
10.3	Determination of Patents and Other Intellectual Property	28

Article 11 Term and Termination		28

11.1	Term	28
11.2	Termination for Failure to make Payments	28
11.3	Termination for Breach	29
11.4	Failure to Use Diligent Efforts	29
11.5	Termination by Licensee	30
11.6	Bankruptcy, Dissolution and Winding Up	30
11.7	Expiry of Royalty Term on a Country by Country Basis	31
11.8	Consequences of Termination	31
11.9	Survival	32

Article 12 Infringement and Other Actions		32

12.1	Notice of Infringement of Patent Rights	32
12.2	Enforcement of Patent Rights	33
12.3	Licensor’s Rights	33
12.4	Infringement by Licensed Product	33
12.5	Allocation of Damages Recovered	33
12.6	Credit of Litigation Costs	33
12.7	Cooperation	33

Article 13 Representations and Warranties		34

13.1	Mutual Representations and Warranties	34
13.2	Representations and Warranties of Licensor	35

Article 14 Limitation of Liability, Indemnity		37

14.1	NO IMPLIED WARRANTIES	37
14.2	Licensee Indemnity	37
14.3	Licensor Indemnity	37

Article 15 Use of Names and Publication		38

15.1	Use of Name	38
15.2	No Agency	38
15.3	Publication	38

Article 16 Confidentiality		39

16.1	Confidentiality and Non-Use	39
16.2	Limited Disclosure by Licensor	40

Article 17 Miscellaneous Provisions		40

17.1	Assignment	40
17.2	Binding Nature and Inurnment	40
17.3	Compliance with Applicable Laws	40
17.4	Counterparts; Facsimile	40
17.5	Entire Agreement; Amendment	40
17.6	Force Majeure	41
17.7	Further Assurances	41

17.8	Law	41
17.9	No Consequential Damages	41
17.10	Payments, Notices and Other Communications	41
17.11	Benefits of Bankruptcy Laws and Liquidated Damages	42
17.12	Payment of Own Fees and Expenses	42
17.13	Severability	42
17.14	Waiver	43
17.15	Publicity	43
17.16	Witness	43

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by (REDACTED)

Redacted portions filed separately with the SEC pursuant to the confidential treatment request.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement, effective as of April 8, 2008, (the “Effective Date”) is entered into by and between GENESENSE TECHNOLOGIES INC., a corporation incorporated under the laws of Canada, having a place of business at 2 Meridian Road, Toronto, Ontario, Canada M9W 4Z7 (“Licensor”) and ZOR PHARMACEUTICALS, LLC a Delaware limited liability company, having a place of business at 100-A Eastwood Center Dr., Suite 118, Wilmington, NC 28403, U.S.A. (“Licensee”).

WHEREAS, Licensor has proprietary rights and know-how relating to a product extracted from bovine bile and known by the tradename “Virulizin”®;

WHEREAS, Licensee wishes to obtain an exclusive license for the manufacture, use, distribution, marketing and sale of Virulizin within the territory described in this agreement; and

WHEREAS, Licensor is prepared to grant such a license, on the terms and conditions contained in this agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto, intending to be legally bound, agree as follows:

Article 1 Definitions and Interpretation

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“Affiliate”

means, with respect to any entity, any entity that directly or indirectly controls, is controlled by, or is under common Control with such entity.  As used in this Section 1.1:

1.1.1
“control” means direct or indirect control of at least fifty percent (50%) of the voting securities of an entity or, if such entity does not have outstanding voting securities, at least fifty percent (50%) of the directorships or similar positions with respect to such entity; and

1.1.2	“entity” means any corporation, company, association, joint venture, partnership, trust or any other organization that has independent legal authority;

PROVIDED that in the case of jurisdictions in which the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence if such foreign investor has the power to direct the management and policies of such entity.

1.2	“Agreement”

means this agreement, including the schedules hereto and any written agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, and as any of them may from time to time be supplemented or amended.

1.3	“Applicable Law(s)”

means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended, and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, manufacture, marketing, distribution or sale of the Licensed Product in the Field of Use in the Territory or the performance of either Party’s obligations under this Agreement (including disclosure obligations as required by the United States Securities and Exchange Commission or other comparable exchange or securities commission having authority over a Party) to the extent applicable and relevant to such Party.

1.4	“Books and Records”

means, in whatever media, any and all books and records, documents, reports and accounts in connection with or relating to the Licensed Product and its Development and Commercialization including, without limitation, the books of account described in Section 8.1.

1.5	“Business Day”

means any day other than a Saturday, Sunday or commercial holiday in either Toronto, Ontario or New York, New York.

1.6	“Clinical Trial”

means a Phase I Clinical Trial, a Phase I/II Clinical Trial, a Phase II Clinical Trial or a Phase III Clinical Trial.

1.7	“Collateral”

has the meaning set out in Section 2.9.

1.8	“Commercialization”

means any and all activities directed to marketing, advertising, promoting, detailing, distributing, importing, exporting or selling the Licensed Product.

1.9	“Competent Authority(ies)”

means, collectively, the entities in each country in the Territory with authority to grant a Marketing Authorization or otherwise having jurisdiction over the testing, manufacture, use, storage, import, transport, promotion, marketing or sale of medicinal products intended for human use, including but not limited to the FDA (in the case of the United States) and the EMEA (in the case of the countries within the European Union).

1.10	“Control” or “Controlled”

means, with respect to any Intellectual Property or Books and Records, the possession (whether by license, other than pursuant to this Agreement, or ownership) by a Party of the ability to grant to the other Party access or a license as provided herein without violating the terms of any agreement or other arrangement, existing before or after the Effective Date with any Third Party.

1.11	“Covering”, “Cover” and “Covered”

means, with respect to a Patent Right, that, but for a license granted to a party under a Valid Claim included in such Patent Right, the practice by such party of an invention claimed in such Patent Right would infringe such Valid Claim or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.12	“Development” and “Developed”

means the conduct of research and development activities relating to the Licensed Product for use in the Field of Use, including all formulating, processing, Manufacturing, preclinical and other testing, clinical and other studies, and other activities (including test method development, toxicology studies, statistical analysis and report writing, packaging, labeling and regulatory affairs, product approval and registration activities) necessary or desirable to obtain and maintain Marketing Authorization of the Licensed Product in the Field of Use.

1.13	“Development Milestone”

means the events set out in Part I and Part II of Exhibit F, as applicable.

1.14	“Development Program”

means the Development Program to be prepared by Licensee pursuant to the provisions of Section 5.2, as amended by any Development Program Amendments.

1.15	“Development Program Amendment”

means either a Development Program Amendment defined in Section 11.4.1, or an amendment to a Development Program agreed between Licensor and Licensee pursuant to Section 11.4.2, as the case may be.

1.16	“Diligent Efforts”

means, with respect to Licensee’s obligations under the terms of this Agreement, the good faith and sustained application by Licensee of timely diligent effort (including the application of sufficient financial, human and material resources) and the exercise of prudent business and scientific judgment, all at least consistent with high industry standards that a similar biotechnology company devotes to Development and Commercialization, as the case may be, of products with similar scientific and commercial potential including: (i) promptly assigning responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (ii) setting and consistently seeking to achieve specific, meaningful and measurable objectives for carrying out such obligations; and (iii) making and implementing decisions and allocating resources designed to advance progress with respect to such objectives.

1.17	“EMEA”

means the European Agency for Evaluation of Medicinal Products and any successor entity thereto.

1.18	“FDA”

means the United States Food and Drug Administration and any successor entity thereto.

1.19	“Field of Use”

means, subject to the provisions of Section 2.2, all indications and therapeutic uses in humans.

1.20	“First Commercial Sale”

means, with respect to a country within the Territory, the first bona fide sale for use, consumption or resale of the Licensed Product by or on behalf of Licensee or any of its Affiliate(s) or Sublicensee(s) after all Marketing Approvals have been granted in such country.  Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.  A sale to a Sublicensee or an Affiliate of a Party shall not constitute a First Commercial Sale unless the Sublicense or Affiliate is the end user of the Licensed Product.

1.21	“Governmental Approval(s)”

means, with respect to any country, any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any Competent Authority necessary for the manufacture, use, storage, import, transport, promotion, marketing and commercial sale (including without limitation, packaging and labelling) of the Licensed Product for use in the Field of use in that  country, including, but not limited to, approvals of biologics license applications, new drug applications, orphan drug applications, and product license applications (and their respective foreign counterparts), but excluding import permits.

1.22	“IND(s)”

means an investigational new drug application as defined in 21 C.F.R. Section 312 et seq. for the FDA in the United States or equivalent application to the Competent Authorities of other countries in the Territory, to commence clinical testing of a drug in humans, as defined by the FDA in the United States, or other applicable Competent Authority, as the same may be amended, supplemented or replaced from time to time.

1.23	“Improvements”

means any modification of the Licensor’s method of Manufacturing the Licensed Product.

1.24	“Intellectual Property”

means Patent Rights, trade names, trademarks, copyright, trade dress, industrial and other designs, and Know How, and all other forms of intellectual property, all whether or not registered, or capable of registration.

1.25	“Know How”

means, in respect of each Party, all tangible or intangible information, know-how, inventions, discoveries, trade secrets, data and materials, whether patentable or not, including but not limited to: formulations, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings, sketches, designs, testing and test results, and regulatory information.

1.26	“Licensed Product”

means the finished pharmaceutical product, for use in the Field of Use, extracted from bovine bile by means of Licensor’s Manufacturing process as of the Effective Date and any Improvements thereto, and known by the trade mark “Virulizin”®.

1.27	“Licensee’s Know-How”

means the Know-How Controlled by Licensee that is specific to the Licensed Product or the Manufacturing of the Licensed Product.

1.28	“Licensee’s Patent Rights”

means any Patent Rights Controlled by Licensee Covering the Licensed Product or the Manufacturing of the Licensed Product.

1.29	“Licensor’s Know-How”

means the Know-How Controlled by Licensor that is specific to the Licensed Product or the Manufacturing of the Licensed Product, and without limitation includes the documents and items set out in Exhibit E.

1.30	“Licensor’s Patent Rights”

means:

1.30.1	the Patent Rights set forth in Exhibit A; and

1.30.2	any other Patent Rights in the Territory Controlled by Licensor Covering the Licensed Product or the Manufacturing of the Licensed Product.

Exhibit A shall be amended in writing from time to time to reflect the foregoing.

1.31	“Manufacturing”

means all activities associated with the production, manufacturing, manufacturing scale-up, process development, processing, purifying, filling, finishing, quality stability testing, impurity characterization, quality control and packaging.

1.32	“Marketing Authorization”

means the Governmental Approvals necessary in a particular country in the Territory for the marketing and sale of the Licensed Product in the Field of Use in that country.

1.33	“Milestone Payment”

means each of the payments set out in Section 7.10.

1.34	“NDA”

means a New Drug Application, and all amendments and supplements thereto, for a Marketing Authorization by the FDA as defined in 21 CFR § 314.50 et seq., as such act or regulations may be amended, supplemented or replaced from time to time, to commence commercial sale of the Licensed Product in the United States and any other comparable term and act as applicable with regard to a new drug application and all amendments, supplements or replacements to such act or regulations in any other country in the Territory.

1.35	“Net Sales”

“Net Sales” means the total gross amounts received for sales of Licensed Product by or on behalf of Licensee, any of its Affiliates, and any of their respective Sublicensees, less only the sum of the following, to the extent included in the invoice price: (REDACTED: Formula)

1.35.1
The components of the deduction from Net Sales, as listed in Section 1.35 (a) through (g) above, shall be determined in the ordinary course of business using the accrual method of accounting in accordance with Generally Accepted Accounting Principles applicable in the United States.

1.35.2
Notwithstanding anything herein to the contrary, the transfer of the Licensed Product to a Third Party without consideration to Licensee in connection with the research, development, testing or demonstration of the Licensed Product shall not be considered a sale of the Licensed Product under this Agreement.  Nor shall the transfer of Licensed Product solely for indigent or similar public support or compassionate use programs be considered a sale of Licensed Product under this Agreement.

1.35.3
Notwithstanding anything herein to the contrary, the transfer of Licensed Product among Licensee, its Affiliates and/or its Sublicensees shall not be considered a sale of Licensed Product under this Agreement unless such Affiliate or Sublicensee is the end user of such Licensed Product.

1.36	“Party”

means Licensor or Licensee; “Parties” means Licensor and Licensee.

1.37	“Patent Rights”

means any patents, patent applications (and any patents to issue therefrom), and any corresponding provisional, incomplete or other applications for patent filed in any jurisdiction based upon or claiming priority from any such patents or patent applications, and all divisionals, continuations, continuations-in-part, reissues, extensions, substitutions, re-examinations, renewals, supplemental protection certificates, patents of importation or patents of addition to any of the foregoing.

1.38	“Person”

means any individual, partnership, corporation, business trust, trust, joint stock company, unincorporated association, joint venture, governmental authority or any other entity that has legal capacity to own property in their own name or to sue or be sued.

1.39	“Phase I Clinical Trial”

means the first study of the Licensed Product in humans conducted in any country in the Territory, using single and multiple ascending doses or that would otherwise satisfy the requirements of 21 CFR 312.21(a) or its counterpart under any Applicable Law.

1.40	“Phase I/II Clinical Trial”

means any study conducted in humans in any country in the Territory to determine, among other things, the maximum tolerated dosage, dose response, safety, and preliminary efficacy of the Licensed Product in a human target patient population for the purpose of identifying the appropriate dose for a Phase III Clinical Trial or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or its counterpart under any Applicable Law, and as the same may be amended, supplemented or replaced from time to time.

1.41	“Phase II Clinical Trial”

means any study conducted in humans in any country in the Territory to determine, among other things, dose response, duration of effect, preliminary efficacy and safety of the Licensed Product in a human target patient population for the purpose of identifying the appropriate dose for a Phase III Clinical Trial or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or its counterpart under any Applicable Law, and as the same may be amended, supplemented or replaced from time to time.

1.42	“Phase III Clinical Trial”

means any study conducted in humans in any country in the Territory to confirm, with statistical significance, the efficacy and safety of the Licensed Product in a large, targeted population.

1.43	“Release Event”

has the meaning set out in Section 2.9.

1.44	“Royalty Term”

means, on a country-by-country basis in each country within the Territory, the longer of:

(i)	the period commencing on the date of the First Commercial Sale and ending on the expiration of the last to expire of the Valid Claims of Licensor’s Patent Rights in such country; and

(ii)	the period of ten (10) years from the later of the date of receipt of all Governmental Approvals of the Licensed Product (if any) in such country and the First Commercial Sale in such country.

1.45	“Sublicensee”

means a Third Party that has entered into a license agreement with Licensee sublicensing any of the rights granted under Section 2.1.1.

1.46	“Term”

has the meaning set out in Section 11.1.

1.47	“Territory”

means North America (including Mexico), South America, Israel, and those countries within the geographic area circled on the map attached as Exhibit G.

1.48	“Third Party”

means any Person other than Licensor or Licensee and their respective Affiliates.

1.49	“Trademark” means the trademark VIRULIZIN®, which trademark is registered as set out in Schedule B.

1.50	“Valid Claim”

means any pending or issued claim included within Patent Rights that has not been permanently revoked, nor rendered unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, provided however, that such Valid Claim has not been pending more than five (5) years.

1.51	Interpretation

The following provisions shall govern the interpretation of this Agreement:

1.51.1	Headings in this Agreement are solely for the convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

1.51.2
All references in this Agreement to a designated “Article”, “Section”, or other subdivision or to a Schedule are to the designated Article, Section, or other subdivision of, or Schedule to, this Agreement.

1.51.3
The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision of, or Schedule to, this Agreement.

1.51.4
The word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather is to be construed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

1.51.5	All references to currency, dollar or $ are deemed to mean lawful money of the United States.

1.51.6
Any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulations.

1.51.7
Wherever reference is made “to the knowledge of” with reference to the knowledge of Licensor with respect to a matter, it means the actual knowledge on the Effective Date with respect to such matter, without further or independent investigation, of the following senior management personnel of Licensor: Dr. Aiping H. Young, President and CEO, Dr. Saeid Babaei, Director of Corporate Development and Dr. Yoon Lee, Director of Research, each of whom has been involved in the regulatory, manufacturing, clinical and scientific aspects of the Licensed Product.

1.51.8	Words imparting the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa.

1.51.9	This Agreement has been prepared jointly by the Parties, each having access to legal counsel of its choice, and shall not be strictly construed or interpreted in favour of or against either Party.

Article 2 Grant, Security Interest

2.1	Grant of License by Licensor

Licensor hereby grants to Licensee and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive, royalty-bearing license under the Licensor’s Patent Rights and Licensor’s Know-How, including any future Improvements of Licensor, to:

2.1.1
develop, make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market the Licensed Product solely within the Field of Use and the Territory; and

2.1.2	sublicense to Third Parties the rights granted under Section 2.1.1 of this Section 2.1 in accordance with Section 2.3;

and an exclusive license to use the Trademark in accordance with the provisions of Section 2.7.

2.2	Animal Use of Licensed Product

Licensor agrees that in the event that it enters into a written agreement with a Third Party pursuant to which a license (the “Animal Field License”) is granted to that Third Party to make, use and/or sell the Licensed Product for therapeutic use in animals in any jurisdiction it shall pay to Licensee an amount equal (REDACTED: Royalty rate and duration)  of the amount of any royalty payments actually received by Licensor from such Third Party from the sale of the Licensed Product for use in animals pursuant to the Animal Field License.  In the event that, on or before the (REDACTED: Royalty rate and duration)  of the Effective Date, Licensor has not either: (i) entered into an Animal Field License; or (ii) commenced Development of the Licensed Product for use in an animal, as evidenced by the written records of Licensor, representatives of Licensee and Licensor shall meet in person to discuss whether such events have not been achieved because of a failure of Licensor to use its commercially reasonable efforts to achieve such events.  If the Parties agree that Licensor has used its commercially reasonable efforts, the Parties shall agree upon a revised timetable to achieve the events.  Each of the Parties shall act reasonably and in good faith in connection with the provisions of this Section 2.2.  In the event that the Parties cannot agree, within 90 days of commencement of discussions, that Licensor has used its commercially reasonable efforts, either Party may refer the matter as a Dispute to the dispute resolution provisions of Article 10.  If, as a result of the such dispute resolution provisions, it is determined that Licensor has failed  to use its commercially reasonable efforts to achieve the events described above in this Section 2.2, the Field of Use as defined in this Agreement shall, without further act by either Party, be amended to mean “all indications and therapeutic uses in humans and animals” and Licensor shall have no further rights in respect to Licensed Product for use in animals within the Territory.

2.3	Sublicenses by Licensee

2.3.1	Subject to the provisions of this Section 2.3, Licensee shall have the right to sublicense rights granted in Section 2.1.1 in its sole discretion.

2.3.2	No sublicense may contain the right to further sublicense unless Licensee shall have first obtained Licensor’s prior written consent, such consent not to be unreasonably withheld.

2.3.3
Each sublicense shall contain covenants by the Sublicensee for such Sublicensee to observe and perform materially the same terms and conditions as those set out for Licensee, as though the Sublicensee were a party to this Agreement, including, without limitation, the provisions of Articles 4, 5 and 6.

2.3.4	All sublicenses granted under this Section 2.3 shall terminate upon termination of this Agreement, or on a country-by-country basis, as the case may be.

2.3.5
Each sublicense shall include an obligation for the Sublicensee to account for and report its Net Sales to Licensee and Licensor on the same basis as if such sales were Net Sales by Licensee, and an obligation of the Sublicensee to comply with the terms of Article 8 as though the Sublicensee were a party to this Agreement.

2.3.6
Each sublicense shall provide that rights in respect of Intellectual Property Controlled by the Sublicensee which are Improvements shall be granted to Licensee on the basis that Licensee shall have the right to sublicense such rights to Licensor and without further act by Licensor or Licensee such rights shall be included in the license granted to Licensor pursuant to Section 2.5, subject to the termination provisions in such sublicense.

2.3.7	Licensee shall promptly deliver to Licensor a copy of each sublicense granted to a Sublicensee, and in any event within 10 days of the date of execution of such sublicense by the Parties thereto.

2.3.8	Licensee shall be responsible for any failure by its Sublicensees to comply with the terms of such sublicense.

2.4	Improvements

Each Party shall own the Improvements created by such Party, including any Improvements created by Licensor or its Affiliates pursuant to the Independent Contractor Services Agreement made between the Parties dated as of the date hereof.

2.5	Grant of License by Licensee

Licensee hereby grants to Licensor, and Licensor accepts, subject to the terms and conditions of this Agreement, a worldwide (except for those countries within the Territory in respect of which the license in Section 2.1 is in effect), fully paid, royalty free, exclusive license, under Licensee’s Patent Rights and Licensee’s Know-How, including any future Improvements of Licensee, until the date of the last to expire of any Patent Rights of Licensor or Licensee in the Territory Covering the Licensed Product, to:

2.5.1
develop, make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market the Licensed Product (x) within the Field of Use; (y) outside the Territory; and (z) in a country within the Territory in respect of which the license in Section 2.1.1 has terminated for any reason; and

2.5.2	sublicense to Third Parties the rights granted under Section 2.5.1 of this Section 2.5, in accordance with Section 2.6;

2.6	Sublicenses by Licensor

2.6.1	Subject to the provisions of this Section 2.6, Licensor shall have the right to sublicense rights granted in Section 2.5.1 in its sole discretion.

2.6.2	No sublicense may contain the right to further sublicense unless Licensor shall have first obtained Licensee’s prior written consent, such consent not to be unreasonably withheld.

2.6.3	All sublicenses granted under this Section 2.6 shall terminate upon termination of the license set out in Section 2.5.1.

2.6.4
Each sublicense shall provide that rights in respect of Intellectual Property Controlled by the sublicensee which are Improvements shall be granted to Licensor on the basis that Licensor shall have the right to sublicense such rights to Licensee and without further act by Licensee or Licensor such rights shall be included in the license granted to Licensee pursuant to Section 2.1, subject to the termination provisions in such sublicense.

2.6.5
Licensor shall promptly deliver to Licensee a copy of each sublicense granted to a sublicense of the rights of Licensor, and in any event, within 10 days of the date of execution of such sublicense by the Parties thereto.

2.6.6	Licensor shall be responsible for any failure by its sublicensees to comply with the terms of such sublicense.

2.7	Trademark Rights

Licensee agrees that:

2.7.1
in consideration of the grant of the exclusive license to use the Trademark set out in S. 2.1, the Licensee shall pay to the Licensor an annual fee of (REDACTED: Pricing and Payment Rate Information), which amount shall be paid each year within thirty (30) days following the anniversary of the Effective Date (it being agreed between the Parties that all amounts payable by the Licensee to the Licensor pursuant to Article 7 are paid in consideration of the license granted to the Licensee under the Licensor’s Patent Rights and Licensor’s Know-How);

2.7.2	it shall use the Trademark only during the Term, and only in association with its exercise of its licensed rights set out in Section 2.1, and for no other purpose;

2.7.3	it shall not make any changes or alterations to the Trademark unless specified or approved in advance in writing by Licensor;

2.7.4	in each use of the Trademark it shall utilize the “TM” symbol or ® symbol on the right shoulder of the Trademark (for example “VIRULIZIN®”), as directed by Licensor;

2.7.5	it will, upon the request of Licensor, deliver samples of all advertising, promotion, general information and other materials that bears or refers to any of the Trademark; and

2.7.6	Licensee will indicate on all printed material, its website or other commercially available material that the Trademark is used under license from Licensor, in the following manner:

“VIRULIZIN® is a trademark of Genesense Technologies Inc. and is used by [Licensee] under license.  All rights reserved.”

2.8	No Implied License

No licenses or other rights are granted by either Party to the other except as expressly provided in this Agreement and each Party covenants to and agrees with the other that it shall not use or practice any of the Intellectual Property rights licensed to it under this Agreement except for the purposes expressly permitted in the applicable license granted under this Agreement.

2.9	Security Interest

(REDACTED: Indemnification of License Arrangements)

Article 3 Technology Transfer

3.1	Initial Technology Transfer

Unless otherwise prohibited by law, as soon as reasonably practicable following the Effective Date (except to the extent that Licensor has provided such materials to Licensee prior to the Effective Date), Licensor shall provide Licensee with and give Licensee access free-of-charge to copies of the following materials in existence as of the Effective Date, to the extent Licensor Controls such information, to assist Licensee to undertake the Manufacture, Development and Commercialization of the Licensed Product pursuant to this Agreement:

3.1.1	copies of all regulatory submissions;

3.1.2	any communications with any Competent Authority and the minutes of any meetings with any Competent Authority relating to the Licensed Product;

3.1.3	trial master files relating to the Licensed Product, including copies of all case report forms;

3.1.4	copies of all listings and tables of results from the Clinical Trials relating to the Licensed Product;

3.1.5	copies of all treatment-related adverse event reports from the clinical trials relating to the Licensed Product;

3.1.6	storage of and access permission to any retained samples of materials used in clinical trials relating to the Licensed Product;

3.1.7	CRO materials from the Clinical Trials relating to the Licensed Product;

3.1.8	the data and results of any CMC related activities regarding the Licensed Product, and

3.1.9	all other information regarding Clinical Trials respecting the Licensed Product.

Licensor represents and warrants that it has provided all of the documents and items listed in Exhibit E to Licensee or its agents and representative prior to the execution hereof.

3.2	Technical Assistance

Licensor shall provide Licensee with technical assistance to enable Licensee to undertake the Manufacture, Development and Commercialization of the Licensed Product in the Field of Use, on the terms set forth in Exhibit B (the “Independent Contractor Services Agreement”).

Article 4 Regulatory Compliance

4.1	Ownership and Maintenance of Governmental Approvals

Subject to the provisions of Section 4.3, Licensee will hold and own all Governmental Approvals and Marketing Authorizations for the Licensed Product for each country in the Territory.  Without limiting the generality of the foregoing, Licensee shall prepare and submit in its own name and at its expense NDAs with the FDA in the U.S. and any other equivalent application with the applicable Competent Authorities in other countries in the Territory.

4.2	Licensee Obligations

Licensee will use, and will cause its Affiliates and Sublicensees to use, Diligent Efforts to:

(i)           prepare and submit in its own, its Affiliate’s or its Sublicensee’s name and at their expense all applications, documentation and materials required by each Competent Authority in the Territory and all requirements thereafter necessary or desirable to obtain all Governmental Approvals necessary for the Development and Commercialization of the Licensed Product; and

(ii)           secure and maintain, at its sole cost and expense, any and all Governmental Approvals required for the Licensed Product by applicable Competent Authorities necessary or desirable in connection with the performance by Licensee of its obligations hereunder.

4.3	Licensor Participation; Sharing of Information

(a)           Licensee will give, and will cause its Affiliates and Sublicensees to give, Licensor reasonable notice from time to time of meetings (whether in person or by telephone or video conference) scheduled with Competent Authorities regarding the Licensed Product and provide Licensor with information sufficient to ensure that Licensor is adequately informed about the issues to be presented at any such meeting.  Licensor shall have the right to up to two of its personnel or, alternatively subject to approval of Competent Authorities, one of its personnel and an external representative, attend such meetings, PROVIDED that such external representative shall not attend if, in the reasonably formed opinion of Licensee, attendance by the external representative would impede or otherwise prejudice the Governmental Approval.  Licensee representatives shall have all decision-making authority with respect to matters considered at such meetings.

(b)           Licensee shall provide the following documents to Licensor, in the English language:

(i)           drafts of all applications, supporting documents and material correspondence to be submitted to Competent Authorities regarding the Licensed Product;

(ii)           drafts of the protocols of its Clinical Trials, and amendments thereto, to be submitted to Competent Authorities to allow Licensor a reasonable time to review and provide comments on such protocols to Licensee at least (REDACTED: Timeline ) prior to the date of submission to Competent Authorities;

(iii)           copies of the final protocols submitted to the Competent Authorities;

(iv)           copies of all Governmental Approvals issued in respect of the Licensed Product; and

(v)           the documents, access and information described in Sections 3.1.1 to 3.1.9 inclusive to the extent applicable to the Development, Manufacturing and Commercialization of the Licensed Product within the Territory by Licensee, its Affiliates and Sublicensees following the Effective Date.

(c)           Licensor shall provide the following documents to Licensee, in the English language:

(i)           drafts of all applications, supporting documents and material correspondence regarding the Licensed Product submitted to government authorities in (REDACTED: License Arrangements);

(ii)           copies of the final protocols submitted to government authorities (REDACTED: License Arrangements);

(iii)           copies of all governmental approvals issued (REDACTED: License Arrangements) with respect to the Licensed Product; and

(iv)           the documents, access and information which are analogous to those described in Sections 3.1.2, 3.1.5 and 3.1.8 to the extent applicable to the Development, Manufacturing and Commercialization of the Licensed Product (REDACTED: License Arrangements); by Licensor, its Affiliates and sublicensees following the Effective Date.

4.4	Adverse Events Reporting

4.4.1
Licensee, on behalf of itself, its Affiliates and any permitted sublicensees, shall advise Licensor, and, in the event that Licensor or its other licensees undertakes Development or Commercialization of the Licensed Product outside the Territory, Licensor shall advise Licensee, in each case by telephone or facsimile, promptly but in no event later than five (5) calendar days after Licensee, its Affiliates or sublicensees or Licensor, as the case may be, becomes aware of any serious or unexpected side effects, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the formal GLP toxicology studies, clinical uses, investigations and marketing of the Licensed Product.

4.4.2
Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any SADE, stating the full facts known to such Party, including investigator name, site details, if any, customer name, if any, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws.

4.4.3
Licensee shall have full responsibility in the Territory, and, in the event that Licensor or any of its other licensees undertakes Development or Commercialization of the Licensed Product outside the Territory, Licensor or any of its other licensees shall have full responsibility outside the Territory for: (i) monitoring all adverse experiences, including SADEs (collectively, “AEs”); (ii) data collection activities that occur between Licensee and the patient or medical professional, as appropriate, including any follow-up inquiries which Licensee deems necessary or appropriate; and (iii) meeting the requirements of the applicable Competent Authorities, including the submission of AE individual reports and periodic reports.

4.4.4
In the event either Party requires information regarding AEs with respect to reports required to be filed by it in order to comply with Applicable Laws, including obligations to report AEs to the Competent Authorities, each Party agrees to provide such information to the other in sufficient time to enable each Party to report such AEs to the Competent Authorities in accordance with Applicable Laws.

4.4.5
Licensee shall designate to Licensor, and in the event that Licensor undertakes Development or Commercialization of the Licensed Product outside the Territory, Licensor shall designate to Licensee, a qualified person under Applicable Laws to be responsible for AE reporting in each country in the Territory.

4.5	Rights of Reference

Licensor shall grant and hereby grants to Licensee a free-of-charge right to reference and use and have full access to all existing Governmental Approvals, Marketing Authorizations and all other regulatory documents relating to the Licensed Product, including any IND, any NDA and any DMF (whether as an independent document or as part of any NDA, and all chemistry, Manufacturing and controls information), and any supplements, amendments or updates to the foregoing, where such regulatory documents are Controlled by Licensor for the Licensed Product in the Field of Use (for the purposes of this Section, the “Licensee’s Right of Reference”).  Licensee may license Licensee’s Right of Reference to Affiliates and to Sublicensees.

Licensee shall grant and hereby grants to Licensor a free-of-charge right to reference and use all regulatory documents relating to the Licensed Product, where such regulatory documents are Controlled by Licensee, its Affiliates or its Sublicensees (the “Licensor’s Right of Reference”).  The Licensor may license the Licensor’s Right of Reference to those of its sublicensees operating solely outside the Territory who do not export into the Territory.

4.6	Access to Manufacturers

Licensor and Licensee will each use its reasonable commercial efforts, and will cause their respective sublicensees to use reasonable commercial efforts, to cause each Third Party manufacturer that such Party has engaged to Manufacture the API comprised in the Licensed Product to provide reasonable access to the manufacturing facility of such Third Party for inspection by the other Party and to disclose to the other Party such technology relating to the establishment and maintenance of a manufacturing facility for API or the Licensed Product as such Party shall reasonably request.

Article 5 Development

5.1	Development Rights

Licensor and Licensee acknowledge and agree that, as between them, Licensee and its Affiliates, licensees and Sublicensees will have the sole discretion and obligation with respect to the Development of the Licensed

Product within the Territory (subject to the provisions of this Agreement), and Licensor and its Affiliates and licensees and sublicensees shall have the sole right but not the obligation to Develop the Licensed Product outside the Territory, and that it may benefit both Parties to exchange certain information as provided in this Article 5.  Without limiting the generality of the foregoing provisions of this Section 5.1, Licensee shall have the right to determine, in its discretion, the method of administration of the Licensed Product under a Development Program.

5.2	Development

On or before that date that is (REDACTED: Timelines) from the Effective Date, Licensee shall deliver to Licensor a written Development Program that describes in detail the Development of the Licensed Product in the Territory to be carried out by Licensee or its Affiliates or Sublicensees, as the case may be, including the budgeted amounts and sources of funding for each material stage of the Development Program.  In the event that Licensee decides to pursue such Development using intravenous administration of the Licensed Product such Development Program will include the Development steps set out in Part I of Exhibit F, and in the event that Licensee decides to pursue such Development using another form of administration of the Licensed Product such Development Program shall include the Development steps set out in Part II of Exhibit F.

5.3	Diligent Efforts

Licensee shall use its Diligent Efforts, and shall cause its Affiliates and Sublicensees, as the case may be, to use Diligent Efforts, to Develop the Licensed Product throughout the Territory and without limitation to perform the Development Program (including without limitation the steps set out in Part I or Part II of Exhibit F, as applicable), and in connection therewith to raise adequate capital or otherwise finance such Development Program.

5.4	Licensee’s Disclosures and Reports

Licensee shall provide to Licensor, and shall cause its Affiliates and sublicensees to provide to Licensor, within (REDACTED: Timelines) of the end of each calendar year, an annual plan for the then current calendar year that will:

(a)	include a general overview and timetable for the Development activities regarding the Licensed Product during such year pursuant to the Development Program; and

(b)	set specific Development objectives and assign responsibility for achieving those objectives to employees of Licensee or its Sublicensees or contractors;

in each case including the Development steps set out in Part I or Part II of Exhibit F, as applicable, and as Exhibit F may be amended from time to time as described in Section 11.4.

5.5	Mutual Disclosures and Reports

(a)           Each Party shall, and shall cause its respective Affiliates and sublicensees to, (to the extent that each Controls the following information):

5.5.1	notify the other in writing promptly following the discovery or invention of any Improvements;

5.5.2
notify the other in writing of all Patents and Know-How that would constitute Licensor’s Patent Rights, Licensee’s Patent Rights, Licensor’s Know-How or Licensee’s Know-How, as applicable, with meaningful inventions or data being communicated as promptly as practicable after such information is obtained or its significance is appreciated including:

(a)	an analysis and a summary of raw data relating to the Licensed Product (and, if requested by the other Party, copies of the raw data);

(b)	all toxicology and safety data relating to the Licensed Product; and

(c)
such other results of Development activities conducted by the Party that the other Party considers to be useful to Licensor for the purpose of obtaining Governmental Approvals, Development or Commercialization of the Licensed Product (within or outside the Territory, as applicable).

5.5.3
maintain Books and Records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including to obtain Governmental Approvals of the Licensed Product, and which shall be complete and accurate and shall fully and properly reflect all material work done and results achieved in connection with the Development of the Licensed Product and the performance of the activities hereunder, as well as any other books and records as may be required from time to time by Applicable Law or this Agreement; and

5.5.4	provide to the other Party such technical and scientific documents Controlled by such Party that the other Party reasonably requests that relate to the Development of the Licensed Product.

(b)
Each Party, its Affiliates and permitted sublicensees shall have the right to cross file and reference the materials, data and information described in Section 5.5(a) in connection with obtaining Governmental Approvals of the Licensed Product within or outside the Territory, as applicable, and each Party shall execute such consents or authorizations as shall be reasonably required by the other Party for such purpose.

(c)           Each Party shall retain all data and documents described in Section 5.5(a) for ten years or longer period as required by Applicable Laws; as well as any other data and documents as may be required from time to time by Applicable Laws or this Agreement.

(d)           Prior to commencement of enrollment in any Clinical Trial of the Licensed Product, each Party shall advise the other of dosage levels that it or its Affiliates or Sublicensees intend to use in such Clinical Trial and shall in good faith consider any comments from the other Party regarding the safety of such dosage levels.

5.6	Establishment of Medical and Scientific Advisory Board

The Parties agree that there is a legitimate business need to cooperate on the clinical development efforts.

Accordingly, Licensee shall establish a Medical and Scientific Advisory Board (the “MSAB”) that will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community.  The MSAB will assist Licensee by (i) making recommendations to Licensee’s management relating to the clinical development strategy; (ii) analyzing and assessing ongoing clinical development of each Licensed Product; and (iii) assisting Licensee to prepare clinical development budgets.  Licensee shall appoint to the MSAB one (1) representative of Licensor selected by Licensor.  The actions and opinions of the MSAB will be confidential, however, the Licensor’s MSAB member may report clinical updates to a designated senior official of Licensor who will agree to keep such information confidential pursuant to Article 16 hereof.  The MSAB will meet at least (REDACTED: Timelines).

5.7	Co-negotiation for Commercial Supply of the Licensed Product

In the event that both Parties, and in the case of Licensee its Affiliates and Sublicensees, if any, require commercial supplies of the Licensed Product and it is in the best interests of each Party to obtain a single source of supply for both Parties, the Parties acknowledge that they intend to jointly approach and co-negotiate with Third Party suppliers for the manufacture of commercial supplies of the Licensed Product.  The Parties acknowledge and agree that any benefits from any economies of scale recognized from such co-negotiation for commercial supplies of the Licensed Product shall be shared proportionally based on volume purchased by the Parties.  Nothing in this Section will oblige either Party to enter into any agreement with any Third Party, or restrict either Party’s ability to enter into any agreement with a Third Party without the other Party.

Article 6 Commercialization

6.1	Commercialization Efforts

Licensee shall use its Diligent Efforts, and shall cause its Affiliates and Sublicensees, if any, to use Diligent Efforts, to Commercialize the Licensed Product in the Territory.

6.2	Commercialization Program

Licensee shall provide to Licensor, and shall cause its Affiliates and sublicensees to provide to Licensor, within (REDACTED: Timelines) of the end of each calendar year, an annual plan for the then current calendar year that will:

6.2.1	Describe in reasonable detail the Commercialization plan for the Licensed Product in the Territory for such year;

6.2.2	Set specific Commercialization objectives and assign responsibility for achieving those objectives to employees of Licensee or its Sublicensees or contractors;

6.2.3
Provide Licensor with one (1) copy of material marketing, advertising and promotional materials from time to time upon request of Licensor and directly related to the Commercialization of the Licensed Product;

6.2.4
Provide to Licensor within (REDACTED: Timelines) following each half year, a written progress report, which shall describe in reasonable detail the Commercialization activities that it has performed during such half year;

6.2.5	Provide Licensor with notice in writing of the date of First Commercial Sale of the Licensed Product in each country within the Territory;

6.2.6	Provide Licensor with notice in writing of the date of each of the Development Milestones in the Territory, within (REDACTED: Timelines) of the occurrence of such events;

6.2.7
Provide to Licensor, so often as Licensor may reasonably request, but no more than (REDACTED: Timelines), written updates and reports, in reasonable detail, of plans to Commercialize the Licensed Product; and

6.2.8
Provide for responsible representatives of Licensee to meet with representatives of Licensor to discuss the Commercialization of the Licensed Product, so often as Licensor may reasonably request.  Such meetings may take place by telephone, video conference or in-person meetings as shall be agreed by the Parties from time to time.  Each Party shall bear its own costs of attending such meetings.

Article 7 Royalties and other Consideration

7.1	Obligation to Pay

Licensee agrees to pay to Licensor the royalties set forth below, and in accordance with the provisions hereof until the earlier of the end of the last to end Royalty Term and the termination of this Agreement as hereinafter provided.

7.2	Royalties on Net Sales

During the Royalty Term and subject to the provisions of Sections 7.4, 7.4 and 11.7, Licensee shall pay Licensor royalties equal to:

(REDACTED: Royalty Terms)

7.3	Royalty Adjustment

(REDACTED: Royalty Terms)

7.4	Payment in Lieu of Royalties

Licensee shall have the right, exercisable within the period of (REDACTED: Payment Terms) days following the First Commercial Sale in any country within the Territory, to elect to terminate the obligation to pay royalties pursuant to Sections 7.2 and 7.3 by delivering notice in writing (the “Royalty Termination Notice”) of such election to Licensor within such period, and paying the following amounts to Licensor:

7.4.1	The amount of (REDACTED: Payment Terms) within ten (10) days of the date of receipt of the Royalty Termination Notice by Licensor; and

7.4.2
(REDACTED: Payment Terms) received from time to time by Licensee from each Sublicensee ; Licensee shall pay such amounts to Licensor within ten (10) days following receipt of such consideration by Licensee from its Sublicensee.

7.5	Acknowledgement

Licensee acknowledges its obligation to pay the Royalty Payments during the Royalty Term beyond the expiration of the last to expire of the Valid Claims of Licensor’s Patent Rights in a country in the Territory and that such amounts are payable in consideration of the substantial benefit that Licensee obtains from the use of Licensor’s Know-How during the period such amounts are payable.

7.6	Generic Competition

7.6.1
If, during any year in which a royalty payment is payable in respect of Net Sales within a country in the Territory following expiration of the Licensor’s Patent Rights in that country, a generic version of the Licensed Product is sold by a Third Party in that country and such sales comprise at least (REDACTED: Payment Terms)   (by dollar value) of aggregate sales of the Licensed Product and the generic product for such year in that country (as shown in sales statistics compiled by the government of the country, or by an organization that compiles such information and is acceptable to the Parties) then the royalty otherwise payable pursuant to Section 7.2 in respect of Net Sales in that country shall be reduced by (REDACTED: Payment Terms)   for that year.

7.6.2
In the event that the royalty in respect of a country is reduced by (REDACTED: Payment Terms)  pursuant to Section 7.6.1 for a period of five (5) consecutive years, the Net Sales within that country shall not, following such period of five (5) years, be included in the calculation of Net Sales for the purpose of Section 7.2.

7.7	Royalties respecting Sublicenses for South America

During the Royalty Term and subject to the provisions of Section 11.7, Licensee shall pay Licensor royalties for Licensed Product sold in South America by any Sublicensee of Licensee equal to (REDACTED:

Payment Terms)  of all royalties received by Licensee or its Affiliates from such Sublicensee relating to a sublicense agreement respecting the Licensed Product for the South American market.

7.8	No Multiple Royalties

No multiple royalties shall be payable because the use, lease or sale of any Licensed Product is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights.  Additionally, royalties shall be paid to Licensor for the sale of the Licensed Product based upon only one of Sections 7.2, 7.6 or 7.7 above.

7.9	Combination Products

In the event that the Licensed Product is sold in the form of a combination product containing one or more other products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the fair market value of the Licensed Product and B is the total invoice price of the other products or technologies or the fair market value of the other products or technologies.

7.10	Development Based Milestone Payments

As further consideration for the license granted hereunder, Licensee will make the following one time Milestone Payments to Licensor, as applicable:

(REDACTED: Milestone payment amounts and criteria)

7.11	Place of Payment, Taxes and Conversions

Royalty payments shall be paid in United States dollars at such place as Licensor may reasonably designate consistent with applicable laws and regulations.  Any taxes which Licensee, its Affiliates or Sublicensees shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payments to Licensor.  Licensee shall furnish Licensor with copies of all official receipts for such taxes.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the average exchange rate prevailing at Citibank, N.A. in New York, New York (“Citibank”) during the calendar quarterly reporting period to which such royalty payments relate.

7.12	Time for Payment

7.12.1
Within (REDACTED: Timelines) following the end of each calendar quarter (the end of each calendar quarter being March 31, June 30, September 30, December 31) during the Term, Licensee shall pay to Licensor the royalties due and payable under this Agreement in respect of such calendar quarter, and shall provide the Royalty Statement referred to in Section 8.2 along with such payment.

7.12.2
If no royalties or other payments under this Agreement shall be due to Licensor in respect of a quarterly period, Licensee shall not be required to provide a Royalty Statement in respect of such period.

7.13	Interest

Amounts which are not paid when due shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank plus (REDACTED: Payment Rate).

7.14	No Set-Off

All payments required to be made by Licensee to Licensor pursuant to this Article 7 shall be made without any unrelated set-offs or deductions.

7.15	Royalty Reduction for Infringement

To the extent that:

(a)	Licensee or any Affiliate or Sublicensee of Licensee is required by order or judgment of any court in any jurisdiction to obtain a licence from a Third Party in any jurisdiction in the Territory; or

(b)
Licensee or any Affiliate or Sublicensee of Licensee, in its sole discretion after appropriate legal analysis, believes it necessary to obtain a license from a Third Party in any jurisdiction in the Territory;

in order to sell the Licensed Product in such jurisdiction, then (REDACTED: Payment Rate) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Licensor hereunder in respect of the Net Sales in such jurisdiction, provided that in no event shall the aggregate royalties payable to Licensor in any period in respect of the Net Sales of the Licensed Product in such jurisdiction be reduced by more than (REDACTED: Payment Rate) as a result of any such deduction.

Article 8 Reports and Records

8.1	Records and Audits

Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor under this Agreement.  Said books of account shall be kept at Licensee’s principal place of business and the supporting data shall be opened up to Licensor once per year upon reasonable notice to Licensee for inspection by Licensor’s internal audit division or by another designated auditor selected by Licensor, except one to whom Licensee has reasonable objection, for the purpose of verifying Licensee’s Royalty Statement or compliance in other respects with this Agreement.  The auditor shall enter into a confidentiality agreement with Licensee.  Said books of account and the supporting data shall be made available to Licensor until the earlier to occur of seven years from the relevant accounting year or one (1) year following expiry of the applicable Royalty Term.  All payments required under this Section 8.1 shall be due within thirty (30) days of the date Licensor provides Licensee with the auditor’s report if the Licensee agrees with the report, or upon a resolution pursuant to Article 10 hereof if

Licensee objects to the report.  If it is determined that there was underpayment in excess of (REDACTED: Payment Rate), then Licensee shall reimburse Licensor for the cost of the inspection at the time Licensee pays the underreported royalties, including any late charges as required by Section 7.13 of this Agreement.

8.2	Royalty Statements

Within sixty (60) days following the end of each calendar quarter during the Term, Licensee shall deliver to Licensor a complete and accurate report, giving such particulars of the business conducted by Licensee, its Affiliates and Sublicensees during the preceding quarter under this Agreement or pursuant to each Sublicense as shall be pertinent to an accounting of royalties and other payments that may be due to Licensor under this Agreement (each, a “Royalty Statement”).  The Royalty Statement shall include at least the following:

8.2.1	an accounting of all Licensed Product used or sold;

8.2.2	total amounts received for Licensed Product;

8.2.3	Net Sales for each Licensed Product by each of Licensee, each Affiliate and each Sublicensee;

8.2.4	cumulative Net Sales for the current calendar year;

8.2.5	a breakdown of deductions applicable in computed Net Sales and taxes withheld, if any;

8.2.6	a breakdown of royalties due based on Net Sales by or for Licensee, its Affiliates and Sublicensees;

8.2.7	a breakdown of royalties due from any Sublicensee;

8.2.8	names and addresses of all Sublicensees and Affiliates of Licensee; and

8.2.9	a copy of each report from each Sublicensee as may be pertinent to an accounting of royalties and other payments that may be due to Licensor.

8.3	Confidential Treatment of Reports

Licensor agrees to hold in confidence each Royalty Statement delivered by Licensee or other financial information relating to Licensee’s Net Sales pursuant to this Article 8 until the termination of this Agreement.  Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed in its financial statements or as required by any stock exchange or similar regulatory authority, or pursuant to any Applicable Laws, provided that Licensor take reasonable steps to provide Licensee with the opportunity, where appropriate, to contest such subpoena, requirement or order reasonably in advance of said disclosure and only make such disclosure to the minimum extent required by law.

8.4	Non-Monetary Consideration

In the event that Licensee or any Affiliate, or any of their respective Sublicensees, receives any non-monetary consideration in connection with the sale or other disposition for value of Licensed Products, including barter or counter-trade, the Net Sales shall be calculated based on the greater of the fair market value of the Licensed Product in the country of sale or disposal or the value of such other consideration.  Licensee shall disclose to Licensor the terms of any such non-monetary consideration arrangement promptly on entering into such arrangement.

Article 9 Patent Prosecution and Maintenance

9.1	Prosecution and Maintenance

Licensor shall be responsible for prosecuting and maintaining in force Licensor’s Patent Rights (as the same may be amended or supplemented in writing from time to time after the date hereof), including, but not limited to, the filing of patent applications, extensions, continuations, continuations in part, divisionals, re-examinations, or re-issue applications that Licensor determines, in its reasonable discretion, may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder provided that:

9.1.1
Licensor shall keep Licensee reasonably informed with respect to all actions proposed to be taken with respect to Licensor’s Patent Rights and consult with Licensee from time to time, so often as Licensee may reasonably request, with respect to matters affecting or affected by Licensor’s Patent Rights; and Licensor shall not take any such actions in the event Licensee disapproves of any such action proposed to be taken with respect to Licensor’s Patent Rights on the basis and to the extent that it would have an adverse effect upon the license granted to Licensee herein as determined by Licensee, acting reasonably; and

9.1.2
Licensor agrees to take all such actions with respect to the filing, prosecution, and maintenance of Licensor’s Patent Rights that Licensee may from time to time reasonably request in connection with the license granted to Licensee herein.

9.2	Costs

Licensee shall be responsible for and shall pay when due, all fees payable to governmental authorities and all reasonable cost (including professional fees) incurred by Licensor to prosecute and maintain Licensor’s Patent Rights.  Licensor shall provide Licensee with invoices detailing such Costs.  Within three (3) months of the Effective Date, the Parties shall reasonably agree upon a budget for the Prosecution and Maintenance of the Patent Rights (“Patent Budget”).  Licensor shall update the Patent Budget every six (6) months.

9.3	No Dispute

Licensee agrees that it will not, and shall cause its Sublicensees and Affiliates to not, during the Term or after the termination of this Agreement challenge or assist any other Person in challenging, any the Licensor’s Patent Rights.

Article 10 Dispute Resolution

10.1	Disputes

10.1.1
The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a “Dispute”).  It is the objective of the Parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 10 if and when a Dispute arises under this Agreement.

10.1.2
A Dispute among the Parties will be resolved as recited in this Article 10.  Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of Licensor and Licensee, or their respective designees (who must be members of a Party’s senior management) for resolution.  From the date of referral of a Dispute to the Chief Executive Officers or their designees of the Parties and until such time as any matter has been resolved by the Parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a Party must cure a breach that is part of the subject matter of any Dispute shall be suspended.  In the event that the Chief Executive Officers of Licensor and Licensee, or their respective designees, cannot after good faith negotiations resolve the Dispute within thirty (30) days (or such other period of time as mutually agreed to by the Parties in writing) of being requested by a Party to resolve a Dispute, the Parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Section 10.1.

10.1.3
If a Party intends to begin arbitration to resolve such Dispute, such Party shall provide written notice (the “Arbitration Notice”) to the other Party informing such other Party of such intention and the issues to be resolved.  Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including the Supplementary Procedures for Large Complex Disputes (the “AAA Rule”) except as modified herein.  The arbitration shall be conducted by a panel of three (3) arbitrators (the “Panel”), one to be selected by Licensee, one to be selected by the Licensor and the third to be selected by the other 2 arbitrators.  If the third arbitrator cannot be agreed upon by such two arbitrators within thirty (30) days, the AAA shall promptly appoint the arbitrator to complete the Panel in accordance with the criteria set forth in this Section 10.1.  The arbitrators shall be industry experts experienced in the issues comprising the Dispute and shall have no past, present or anticipated future affiliation with either Party.  The arbitration shall take place in New

York, New York.  The Panel shall apply the laws of the State of New York, without regard to its conflicts of laws provisions.  The Panel shall issue appropriate protective orders and/or confidentiality obligations to protect each Party’s confidential information.  If a Party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than twelve (12) months from the date of filing of the Arbitration Notice with the AAA.  The Panel’s decision shall be in writing.  The Panel shall have the authority to award any remedy allowed by law or in equity, including compensatory damages, pre-judgment interest and to grant final, complete, interim, or interlocutory relief, including specific performance, injunctions and other equitable relief, but not punitive or other damages and each Party shall be deemed to have waived any right to such excluded damages.  Each Party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel’s fees, unless the Panel determines that its fees are to be paid by the non-prevailing Party.

10.2	Performance to Continue

Each Party shall continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or related to this Agreement; provided, however, that a Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its obligations.

10.3	Determination of Patents and Other Intellectual Property

Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to the Patent Rights shall be submitted exclusively to the courts.

Article 11 Term and Termination

11.1	Term

This Agreement shall become effective on the Effective Date and shall expire on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the “Term”), unless earlier terminated as provided in this Article 11.

11.2	Termination for Failure to make Payments

Should Licensee fail to make payment to Licensor of royalties or other payments (excluding payments arising under Section 2.7) due in accordance with the terms of this Agreement which are not the subject of a bona fide dispute between Licensor and Licensee, Licensor shall have the right to terminate this License Agreement within ninety (90) days after giving written notice of termination unless Licensee shall pay to Licensor, within the ninety (90) day period, all such royalties and other payments due and payable.  In the event of a bona fide dispute over royalties or other payments, the Parties shall resolve such dispute in accordance with Article 10.  Subject to Article 10 and the immediately preceding sentence of this Section 11.2, upon the expiration of the ninety (90) day period, if Licensee shall not have paid all such royalties and other payments due and payable, the rights, privileges and license granted hereunder shall, at the option of Licensor, terminate upon written notice of Licensor.  If a dispute regarding termination is addressed according to Article 10, this license shall remain in full force and effect until such dispute is settled or determined in accordance with Article 10.

11.3	Termination for Breach

Upon any material breach or default of this Agreement by Licensee, other than as set forth in Section 11.2, and other than a breach of the provisions of Section 5.3, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety (90) days prior written notice to Licensee.  Subject to Article 10 and the immediately preceding sentence, upon the expiration of the ninety (90) day period, if Licensee shall not have cured such breach or default, this Agreement shall, at the option of Licensor, terminate upon ten (10) days written notice of Licensor.  Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed to cure such breach, and Company has commenced with good faith efforts to cure such breach, then Licensor shall provide Company with additional time in which to cure such breach.  If a dispute regarding termination is addressed according to Article 10, this license shall remain in full force and effect until such dispute is settled or determined in accordance with Article 10.

11.4	Failure to Use Diligent Efforts

11.4.1
In the event that Licensee fails to meet a Development Milestone at the time set out in Exhibit F for any reason whatsoever, Licensee shall have period of ninety (90) days within which to either achieve the Development Milestone or deliver to Licensor a written amendment to the Development Program (the “Development Program Amendment”) explaining in detail the reasons for failure to achieve the Development Milestone and the steps that Licensee shall take to achieve such milestone in the shortest time reasonably possible and setting out the time at which such Development Milestone shall be achieved.

11.4.2
Licensor may accept the Development Program Amendment by notice in writing to Licensee or may, by notice in writing to Licensee within thirty (30) days following receipt of the Development Program Amendment, require representatives of Licensee and Licensor to meet in person to review whether such Development Milestone was not achieved because of Licensee’s failure to apply its Diligent Efforts and each shall, acting in good faith, discuss and negotiate the amendment of the Development Program to reset the time of achievement of the Milestone Event or otherwise amend the Development Program with the goal of achieving Marketing Authorizations for the Licensed Product in the Territory at the earliest date reasonably possible.

11.4.3
In determining whether Licensee has used Diligent Efforts to achieve a Development Milestone, Licensor and Licensee shall consider the application of Licensee’s Diligent Efforts relating to obtaining Governmental Approvals, the progress of Clinical Trials of the Licensed Product, the results of such Clinical Trials, the state of the financial markets in which Licensee may seek the capital or other financing necessary to achieve such Development Milestones and the application of Licensee’s Diligent Efforts to obtain such financing and whether such factors were in Licensee’s control.

11.4.4
In the event that representatives of Licensor and Licensee cannot agree, within the period of thirty (30) days described in Section 11.4.2 following the time at which the Development Milestone was to be achieved as set out in Exhibit F, that such Development Milestone was not achieved despite Licensee’s applying its Diligent Efforts or cannot agree on the amendment of the Development Program to reset the time of achievement of the Development Milestone or otherwise amend the Development Program with the goal of achieving Marketing Authorizations for the Licensed Product in the Territory at the earliest date reasonably possible, either Party may refer the matter as a Dispute to the dispute resolution provisions of Article 10.

11.4.5
In the event that Licensor accepts the Development Program Amendment pursuant to Section 11.4.2 or Licensor and Licensee otherwise agree upon amendments to the Development Program pursuant to Section 11.4.2, the Parties shall amend Exhibit F accordingly and shall attach a revised Exhibit F to this Agreement.

11.4.6	In the event that:

(a)	Licensee fails to deliver a Development Program Amendment within the time set out in Section 11.4.1; or

(b)
it is determined by arbitration pursuant to Article 10 that the failure to achieve a Development Milestone was substantially by reason of Licensee’s failure to use Diligent Efforts to achieve the Development Milestone;

then Licensor may terminate this Agreement upon notice in writing to Licensee and without further reference to the provisions of Article 10 by either Party.

11.5	Termination by Licensee

Licensee may terminate this Agreement in its entirety upon six (6) months notice in writing to Licensor if the Licensee determines, acting reasonably and in good faith, that it cannot continue the development or commercialization of the Licensed Product for scientific, safety or commercial reasons.

11.6	Bankruptcy, Dissolution and Winding Up

In the event of proceedings being commenced by or against a Party respecting its bankruptcy, dissolution or winding up this Agreement may terminate forthwith at the election of the non-bankrupt Party with delivery of notice to the bankrupt Party, unless such proceedings have been dismissed within thirty (30) Business Days of the date on which they were commenced.

11.7	Expiry of Royalty Term on a Country by Country Basis

Upon expiry of the Royalty Term in each country in the Territory, Licensee will have an irrevocable, paid up, royalty-free license under the Patent Rights to make, have made, use, import, offer for sale and sell the Licensed Product in such country, and Licensee will have an exclusive, irrevocable, paid up, royalty-free license under the Know How to make, have made, use, import, offer for sale and sell the Licensed Product in such country.

11.8	Consequences of Termination

Upon the early termination of this Agreement by either Party, the following shall occur:

11.8.1
Licensee, its Sublicensees and Affiliates (as the case may be) shall have no right to practice within the Patent Rights or use any of the Licensor’s Patent Rights and Licensor’s Know How, and all rights, title or interest in, or other incidents of ownership under, the Licensor’s Patent Rights and Licensor’s Know How shall revert to and become the sole property of Licensor, and the licenses granted under Article 2 shall automatically terminate.

11.8.2
Notwithstanding Section 11.8.1, Licensee and any Affiliate or Sublicensee thereof may, after the effective date of such termination and continuing for a period not to exceed twelve (12) months thereafter, sell all completed Licensed Product, and any Licensed Product in the process of manufacture at the time of such termination, and sell the same, provided that Licensee:

(a)
notifies Licensor of the decision within thirty (30) days after the date it receives a notice of termination by Licensor or the date it provides a notice of termination to Licensor, as the case may be;

(b)	pays or cause to be paid to Licensor the royalties and other payments thereon as would have been required by Article 6 of this Agreement had it not been terminated; and

(c)	submits the Royalty Statements that would have been required by Article 8 of this Agreement had it not been terminated.

11.8.3
If Licensee does not elect pursuant to Section 11.8.2 to sell-off or distribute, as applicable, any existing inventory of Licensed Product, Licensee shall (and shall cause its Affiliates and Sublicensees to do the same), at Licensor’s election, either:

(a)	sell all existing inventory of Licensed Product to Licensor at the current average retail price in the U.S.; or

(b)	destroy all remaining inventory of Licensed Product in accordance with Applicable Laws and provide Licensor with written proof of destruction sufficient to comply with Applicable Laws.

11.8.4	Licensee shall (and shall cause its Affiliates and Sublicensees to do the same), promptly but in any event not more than 30 days following such termination:

(a)
return to Licensor all copies of materials delivered by Licensor to Licensee pursuant to Section 3.1 and all other materials relating to the Licensed Product or the Know-How delivered by Licensor to Licensee;

(b)	deliver to Licensor the original copies of all Governmental Approvals and Marketing Authorizations relating to the Licensed Product and all regulatory dossiers relating to the same;

(c)
execute such documents and take such steps as are necessary to transfer to Licensor all Governmental Approvals and Marketing Authorizations relating to the Licensed Product and all applications relating to the same; and

(d)	pay to Licensor any amounts owing to Licensor pursuant to this Agreement and unpaid as of the effective date of such termination.

11.9	Survival

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination or obligations under Article 7.  Notwithstanding anything to the contrary herein, Licensee shall have no obligation to pay any Milestone Payments under Article 7 if Licensee terminates this Agreement pursuant to Section 11.3.  The following provisions shall survive termination for any reason, Sections 2.9, 8.1, 8.3, 9.3, 10.1, 10.3, 11.5, 11.8, Article 12, Article 14, Article 15, Article 16 and Article 17.  Notwithstanding anything to the contrary, the license to the Know-How referred to in Section 2.1 and the rights of sublicensees in Section 2.2 shall survive the Term.

Article 12 Infringement and Other Actions

12.1	Notice of Infringement of Patent Rights

Licensee and Licensor shall promptly provide written notice to the other Party of any alleged infringement or any challenge or threatened challenge to the validity, enforceability or priority of any of the Licensor’s Patent Rights in the Territory, and shall provide such other Party with any available evidence of such infringement, challenge or threatened challenge.

12.2	Enforcement of Patent Rights

Subject to Section 12.3, Licensee shall have the right and obligation to institute, prosecute, and control with its own counsel any action or proceeding in the Territory with respect to infringement of Licensor’s Patent Rights or misappropriation Licensor’s Know-How and Licensee shall have the right to be represented in such action by its own counsel.

12.3	Licensor’s Rights

If Licensee fails to institute, prosecute, and control such action or prosecution within a period of 120 days after receiving notice of the infringement (or such earlier date as may be relevant in the circumstances pertaining to such misappropriation or infringement in order to give Licensor sufficient time to take action), Licensor shall have the right, at its own expense, to bring and control such action by counsel of its own choice.

12.4	Infringement by Licensed Product

In the event that a claim or suit is asserted or brought against Licensee alleging that the manufacture or sale of the Licensed Product by Licensee, its Affiliate or Sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a Third Party, Licensee shall give written notice thereof to Licensor.  Licensee may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, provided that any final disposition of the litigation that will restrict the claims in or admit any invalidity of any Licensor’s Patent Rights shall not be made without full consultation with and approval by Licensor, not to be unreasonably withheld.  Otherwise, Licensee shall have the right, but not the obligation, to defend any such claim or suit.  In the event Licensee elects not to defend such suit, Licensor shall have the right, but not the obligation to do so.

12.5	Allocation of Damages Recovered

Any recovery of damages by Licensee, in any suit under Section 12.2 shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit.  The balance remaining from any such recovery shall be allocated as follows:  (i) amounts attributable to lost profits (as applicable) shall be treated as Net Sales by Licensee and Licensee shall pay to Licensor royalties in accordance Article 6; and (ii) the balance of such recovery shall be retained by Licensee.  Any recovery of damages by Licensor in any suit under Section 12.3 shall be retained by Licensor.

12.6	Credit of Litigation Costs

Licensee may deduct from Net Sales all of the reasonable costs of any litigation incurred by Licensee in connection with the litigation described in section 12.4.

12.7	Cooperation

In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the Party not in control of such suit shall, at the request and expense of the controlling Party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Article 13 Representations and Warranties

13.1	Mutual Representations and Warranties

Each Party represents and warrants to the other that:

13.1.1
it has the requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a Party and to consummate the transactions contemplated hereby and thereby.

13.1.2
The execution and delivery of this Agreement and the other agreements contemplated hereby to which it is a Party and the performance and consummation of the transactions contemplated hereby and thereby by it have been duly authorized by all necessary action on its part.

13.1.3
This Agreement and the other agreements contemplated hereby to which it is a Party have been duly executed and delivered to the other Party and, subject to the due authorization, execution and delivery of such agreements by the other Party, this Agreement and such other agreements contemplated hereby constitute valid and binding obligations, enforceable against it in accordance with their respective terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

13.1.4
The execution and delivery of this Agreement and the other agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of its organizational documents, (ii) conflict with or violate any applicable foreign, Federal, state and local statutes, judgments, decrees, laws, ordinances, rules, regulations, injunctions and orders (“Laws”) of any Canadian or U.S. provincial, federal, state, foreign or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority, body or agency, including any self-regulatory organization (“Governmental Authorities”) applicable to it or any of its assets or operations or any permit applicable to it or (iii) (x) result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any lease, contract or other agreement to which it is a Party or by which it or any of its properties or assets is otherwise bound or (y) result in the imposition of any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal or first offer, easement, servitude, transfer restriction, voting requirement or any other encumbrance, restriction or limitation on any of its properties or assets.

13.2	Representations and Warranties of Licensor

13.2.1
Licensor has not received from any Competent Authority or Governmental Authority any written notice of any pending or threatened investigation, review, or regulatory enforcement action (including seizure, injunction, civil penalty or criminal action) with respect to: (i) any alleged or actual violation by Licensor of any permit, Law or other requirement of any Governmental Authority relating to the operations conducted by Licensor with respect to any Licensed Product; or (ii) any alleged or actual failure to have or maintain in effect all permits required in connection with the operations conducted by Licensor with respect to any Licensed Product.

13.2.2	Licensor has not received from any Competent Authority or Governmental Authority any written notice regarding the approvability or approval of the Licensed Product.

13.2.3
The Licensed Product has been withdrawn, suspended or discontinued by Licensor as a result of any action by a Competent Authority or Governmental Authority, either within or outside the United States (whether voluntarily or otherwise).

13.2.4
With respect to the Licensed Product only, to the knowledge of Licensor, no officer, employee or agent of Licensor has made any untrue statement of a material fact or a fraudulent statement to a Competent Authority or failed to disclose any material fact required to be disclosed to a Competent Authority.

13.2.5
No Person has notified Licensor in writing of any material claim against Licensor alleging any personal, property or economic injury, loss or damage incurred as a result of or relating to the use of the Licensed Product.

13.2.6	There is no judgment, order, injunction, decree, writ or award against Licensor that is not satisfied and remains outstanding with respect to the Licensed Product.

13.2.7
Licensor has provided to Licensee a copy of each material license, contract or other agreement (together with certain other agreements) to which Licensor is a Party or by or to which any property of Licensor is otherwise bound or subject that relates to the Licensed Product or the Licensor’s Patent Rights.

13.2.8
Licensor is the exclusive owner of the Licensor’s Patent Rights and the Trademarks free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever material to the uses of the Licensed Product and Licensor’s Patent Rights.

13.2.9
To the knowledge of Licensor, there are no licenses, options, restrictions, liens, rights of Third Parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting Licensor’s rights or the rights of Licensee under this Agreement, or which may lead to a claim of infringement by or invalidity regarding, any part or all of the Licensor’s Patent Rights or Licensor’s Know How, Trademarks or their use.

13.2.10
Licensor has not received notice of any claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Licensor’s Patent Rights or Licensor’s Know-How or Trademarks or their use.

13.2.11
To the knowledge of Licensor, none of the Licensed Product, Licensor’s Patent Rights or Licensor’s Know-How infringes or conflicts with, and the Licensor has not received any notice of infringement of, or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any other entity and, to the knowledge of Licensor, there is no infringement or unauthorized use by any person of any of the Licensed Product, Licensor’s Patent Rights, Trademarks or Licensor’s Know How.

13.2.12
The validity or enforceability of any of the Licensor’s Patent Rights, Licensor’s Know-How and/or Trademarks or the title of the Licensor thereto has not been questioned in any litigation, governmental inquiry or proceeding to which the Licensor is a Party and, to the knowledge of Licensor, no such litigation, governmental inquiry or proceeding is threatened.

13.2.13
The Patent Rights itemized on Exhibit A set forth all of the patents and patent applications of Licensor Covering the Licensed Product in the Field of Use owned by or licensed to Licensor on the Effective Date.

13.2.14	The trademarks itemized on Exhibit B set forth all the trademarks used by the Licensor with respect to the Licensed Product on the Effective Date.

13.2.15	To the knowledge of Licensor, there are no inventors of Licensor’s Patent Rights other than those listed as inventors on applications filed for Licensor’s Patent Rights.

13.2.16	The Licensor’s Patent Rights and Licensor’s Know How were not supported in whole or part by funding or grants by any federal or state agency.

Article 14 Limitation of Liability, Indemnity

14.1	NO IMPLIED WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, DURABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING:

14.2	Licensee Indemnity

Licensee agrees to defend Licensor and its Affiliates at Licensee’s cost and expense, and will indemnify and hold Licensor and its Affiliates and their respective directors, officers, employees and agents (the “Licensor Indemnified Parties”) harmless from and against any action, suit, liabilities, losses, costs, damages, claims, demands, encumbrances, fees or expenses (including reasonable legal fees and disbursements) (collectively, a “Loss”) arising out of any Third Party claim relating:

(a)           to any breach by Licensee of any of its representations, warranties or obligations pursuant to this Agreement;

(b)           to the negligence or wilful misconduct of Licensee; or

(c)           to any injury, damage or loss resulting from any Licensed Product manufactured or sold by Licensee, its Affiliates or Sublicensees.

In the event of any such claim against the Licensor Indemnified Parties by any Third Party, Licensor shall promptly notify Licensee in writing of the claim and Licensee shall manage and control, at its sole expense, the defence of the claim and its settlement, keeping Licensor reasonably advised of the status of the defence and/or settlement.  No settlement shall be finalized without obtaining Licensor’s prior written consent, which shall not be unreasonably withheld, except that, in the case of a settlement that does not require an admission or action on the part of Licensor, Licensor’s consent shall not be required so long as is unconditionally released from all liability in such settlement.  The Licensor Indemnified Parties shall cooperate with Licensee and may, at their option and expense, be represented in any such action or proceeding.  Licensee shall not be liable for any litigation costs or expenses incurred by the Licensor Indemnified Parties without Licensee’s prior written authorization, unless Licensee is in breach of any of its obligations pursuant to this Section.  In addition, Licensee shall not be responsible for the indemnification or defence of any Licensor Indemnified Party to the extent any Third Party claims arises from any negligent or intentional acts or omissions by any Licensor Indemnified Party, or the breach by Licensor of any obligation, representation or warranty under this Agreement, or any claims compromised or settled without Licensee’s prior written consent.

14.3	Licensor Indemnity

Licensor agrees to defend Licensee and its Affiliates at Licensor’s cost and expense, and will indemnify and hold Licensee and its Affiliates and their respective directors, officers, employees and agents (the “Licensee Indemnified Parties”) harmless from and against any action, suit, liabilities, losses, costs, damages, claims, demands, encumbrances, fees or expenses (including reasonable legal fees and disbursements) arising out of any Third Party claim relating to:

(a)           any breach by Licensor of any of its representations, warranties or obligations pursuant to this Agreement; or

(b)           the negligence or wilful misconduct of Licensor.

In the event of any claim against the Licensee Indemnified Parties by any Third Party, Licensee shall promptly notify Licensor in writing of the claim and Licensor shall manage and control, at its sole expense, the defence of the claim and its settlement, keeping Licensee reasonably advised of the status of the defence and/or settlement.  No settlement shall be finalized without obtaining Licensee’s prior written consent, which consent shall not be unreasonably withheld, except that, in the case of a settlement that does not require an admission or action on the part of Licensee, Licensee’s consent shall not be required so long as Licensee is unconditionally released from all liability in such settlement.  The Licensee Indemnified Parties shall cooperate with Licensor and may, at their option and expense, be represented in any such action or proceeding.  Licensor shall not be liable for any litigation costs or expenses incurred by the Licensee Indemnified Parties without Licensor’s prior written authorization, unless Licensor is in breach of any of its obligations pursuant to this Section.  In addition, Licensor shall not be responsible for the indemnification or defence of any Licensee Indemnified Party to the extent any Third Party Claim arises from any negligent or intentional acts or omissions by any Licensee Indemnified Party, or the breach by Licensee of any obligation, representation or warranty under this Agreement, or any claims compromised or settled without Licensor’s prior written consent.

Article 15 Use of Names and Publication

15.1	Use of Name

Nothing contained in this Agreement shall be construed as granting any right to Licensee or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor other than those related to the Licensed Product without the prior, written consent of Licensor; provided that Company may use Licensor’s name in various documents used for capital raising and financing without such prior written consent and where the use of such names may be required by Applicable Law.

15.2	No Agency

Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and Licensee, nor any of their agents or employees for any purpose whatsoever.  This Agreement shall not be construed as creating a partnership between the Licensor and Licensee, or as creating any other form of legal association or arrangement, which would impose liability upon one Party for the act or failure to act of the other Party.

15.3	Publication

In the event that Licensor or Licensee desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know How, or any material information related thereto then such Party shall receive the prior written consent of the other Party and shall notify the other Party in writing by facsimile where confirmed by the receiving Party, and/or by certified or registered mail (return receipt requested) of such Party’s intention at (REDACTED: Timelines) prior to any speech, lecture or other oral presentation and at least (REDACTED:

Timelines) before any written or other publication or disclosure.  Each Party shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract.

Article 16 Confidentiality

16.1	Confidentiality and Non-Use

Any proprietary or confidential information, whether oral, written or electronic, relating to Patent Rights, Know How (including but not limited to patent prosecution documents relating to Patent Rights), Trademarks and documents, data and information required to be delivered by either Party to the other pursuant to or in connection with, this Agreement including, without limitation, financial information, business plans, strategies, regulatory and pricing correspondence, filings or other information, and clinical data and protocols, collectively constitute the “Confidential Information”.  Neither Party will use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the Term and for a period of five (5) years after the termination or expiration date of this Agreement.  Each Party shall exercise with respect to such the Confidential Information the same degree of care as such Party exercises with respect to its own confidential or proprietary information of a similar nature, but in any event no less than reasonable care, and shall not disclose it or permit its disclosure to any Third Party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality of this Agreement).  However, such undertaking of confidentiality shall not apply to any information or data which:

16.1.1	The receiving Party receives at any time from a Third Party lawfully in possession of same and having the right to disclose same;

16.1.2	is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving Party;

16.1.3	is independently developed by the receiving Party as demonstrated by written evidence without reference to information disclosed to the receiving Party by the disclosing Party;

16.1.4	is disclosed pursuant to the prior written approval of the disclosing Party; or

16.1.5
is required to be disclosed pursuant to Applicable Law or legal process (including, without limitation, to a Governmental Authority, including securities authorities) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the disclosing Party.

In addition, the Parties may disclose this Agreement to lawyers, accountants, investment bankers, brokers and potential investors or partners, who agree to be bound to the confidentiality provisions of this Article 16 or are otherwise bound by a duty of confidentiality.

16.2	Limited Disclosure by Licensor

Licensor acknowledges and agrees that the Licensor’s Know-How licensed to Licensee has value to Licensee in being maintained as confidential.  Therefore, Licensor shall disclose the Licensor’s Know How only under an obligation of confidence as set forth in Section 16.1.

Article 17 Miscellaneous Provisions

17.1	Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned by either Party without first obtaining the written consent of the other which consent shall not be unreasonably withheld.  Any such purported assignment, without the written consent of the other Party, shall be null and of no effect.  Notwithstanding the foregoing, either Party may assign this Agreement without the consent of the other to (i) a purchaser, merging or consolidating corporation, or acquirer of substantially all of assigning Party’s voting securities, assets or business and/or pursuant to any reorganization qualifying under section 368 of the United States Internal Revenue Code of 1986 as amended, or any corresponding law in the jurisdiction of either Party, as may be in effect at such time; (ii) a party financing the research, development and/or commercialization or the Licensed Product, provided such assignment does not adversely effect Licensor’s financial rights hereunder; or (ii) an Affiliate of such Party.

17.2	Binding Nature and Inurnment

This Agreement will not be binding upon the Parties until it has been signed below on behalf of each Party, in which event, it shall be effective as of the Effective Date.  As of the Effective Date, this Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

17.3	Compliance with Applicable Laws

Licensee shall observe, in all material respects, all Applicable Laws with respect to the making, manufacture, use, sale, offer for sale, export and/or import of Licensed Product and related technical data to foreign countries, including, without limitation, the regulations of Competent Authorities.

17.4	Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission will be deemed a valid signature.

17.5	Entire Agreement; Amendment

The Parties hereto acknowledge that this Agreement, including the Exhibits and other documents incorporated by reference, sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the Parties hereto and shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

17.6	Force Majeure

Neither Party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

17.7	Further Assurances

From time to time during the Term, at the request of either Party, the other Party shall execute and deliver such documents and take such other action as the requesting Party may reasonably request to consummate more effectively the transactions contemplated hereby.

17.8	Law

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

17.9	No Consequential Damages

EXCEPT WITH REGARD TO DAMAGES ARISING FOR BREACH OF ARTICLE 16 AND ANY DUTY TO INDEMNIFY UNDER ARTICLE 13 FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE.

17.10	Payments, Notices and Other Communications

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other Party:

In the case of Licensor:
Genesense Technologies Inc.
2 Meridian Road
Toronto, ON, Canada  M9W 4Z7

In the case of Licensee:

Zor Pharmaceuticals, LLC
100-A Eastwood Center Dr., Suite 118
Wilmington, NC 28403 U.S.A.

With a copy to:

Torys LLP
237 Park Avenue, 20th Floor
New York, NY 10017
Attention: Cheryl V. Reicin

17.11	Benefits of Bankruptcy Laws and Liquidated Damages

The Licensee shall have the benefit of any laws in force from time to time which provide for the protection of licensees’ rights generally in the event of an insolvency of a licensor.  Without limiting the foregoing, all rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of fights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.  The Parties agreement that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, the other Party (such Party, the “Noninvolved Party”) shall be entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate), any such intellection property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full.  Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by Noninvolved Party.  The foregoing is without prejudice to any rights the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other applicable law.  To the extent the laws of Ontario or Canada are application to the subject matter of this Section 17.10, the parties agree that their intent is to effect a result as similar as possible to that which is otherwise intended by this provision, including the benefit of Section 32(5) of the Companies’ Creditors Arrangement Act and Section 65.11(7) of the Bankruptcy and Insolvency Act, as currently proposed.  To the extent the intent of the provisions hereof are not otherwise effected, Licensor shall owe Licensee liquidated damages in an amount equal to (REDACTED: Limitation of Liability) of any funds invested by Licensee in the research, development and commercialization of the Licensed Product, provided however, that this provision shall be terminated upon the occurrence of the Release Event.

17.12	Payment of Own Fees and Expenses

Each of Licensee and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.  Without limiting the foregoing, Pharma Immune, Inc. shall pay its own legal fees.

17.13	Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.14	Waiver

The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

17.15	Publicity

Except as may be required by applicable securities laws and regulations upon the advice of counsel, neither Party shall issue or cause the publication of any press release or other public announcement with respect to the terms contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, provided that the press release in the form attached hereto as Exhibit D may be released following the Effective Date.

17.16	Witness

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, in duplicate by proper persons thereunto duly authorized.

GENESENSE TECHNOLOGIES INC.	ZOR PHARMACEUTICALS, LLC

By: __________________________	By: __________________________
Name: Dr. Aiping H. Young	Name: _______________________
Title: President and CEO	Title: ________________________

Date: _______________________	Date: _______________________

Exhibit A:  Patent Rights

1.  IMMUNOMODULATING COMPOSITIONS FROM BILE

Country	Serial No	Status	Patent No.
CANADA	2,171,281	ISSUED	2,171,281
EUROPE*	94926737.1	ISSUED	717631
MEXICO**	9406945	ISSUED	212,218
UNITED STATES	08/612,921	ISSUED	6,280,774
UNITED STATES	09/479,835	ISSUED	6,551,623
UNITED STATES	11/637,921	PENDING

*  Validated in Germany, Spain, France, Italy, and Great Britain

* *Title of Mexican Patent No. 212,218 amended to:  Immunomodulator Composition, Process for Its Preparation, Pharmaceutical Compositions that Contain It and Uses of Same

2.  IMMUNOMODULATING COMPOSITIONS FROM BILE FOR THE TREATMENT OF IMMUNE SYSTEM DISORDERS

Country	Serial No	Status	Patent No.
CANADA	2,215,339	ISSUED	2,215,339
MEXICO	977111	ISSUED

3.  IMMUNOMODULATING COMPOSITIONS FOR TREATMENT OF IMMUNE SYSTEM DISORDERS

Country                                Serial No.                      Status                      Patent No.

Country	Serial No	Status	Patent No.
UNITED STATES	09/764,010	ISSUED	6,596,319

4. COMBINATION PREPARATION OF A BIOLOGICAL RESPONSE MODIFIER AND AN ANTICANCER AGENT AND USES THEREOF

Country	Serial No	Status	Patent No.
CANADA	2,428,145	PENDING
EUROPE	1983364.9	PENDING

UNITED STATES	11/247,026	PENDING

Exhibit B:  Trademarks

VIRULIZIN®

Country	Registration No.	Status
CANADA	TMA342,022	REGISTERED
CANADA	841,991	ALLOWED
EUROPE	583,500	REGISTERED
MEXICO	681,361	REGISTERED	REGISTERE
UNITED STATES	2,588,704	REGISTERED

Exhibit C: Independent Contractor Services Agreement

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

Effective Date:  ______________, 2008

This agreement (the “Agreement”) is made by and between Zor Pharmaceuticals, LLC (the “Company”), located at 100-A Eastwood Center Dr., Suite 118 Wilmington, NC 28403 U.S.A., and Genesense Technologies Inc. located at 2 Meridian Road, Toronto, ON, Canada M9W 4Z7 (the “Contractor”).

WHEREAS the Company and Contractor have entered into an exclusive license agreement (the “License Agreement”) pursuant to which Contractor has granted to Company the right, among other things, to develop and commercialize Virulizin® in the countries of North America, South America and Europe and in Israel;

WHEREAS pursuant to the terms of the License Agreement Contractor agreed to provide technical assistance to Company upon the terms set out herein; and

WHEREAS capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the License Agreement.

WITNESSES that in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.           Engagement of Services.  During the term of this Agreement, Company Designated Executives, listed on Exhibit A attached hereto (each a “Designated Executive”), may give to Contractor written requests for technical assistance relating to manufacturing of the Licensed Product, design of clinical trials for the Licensed Product and other know-how regarding the Licensed Product.  Upon receipt of such request Company and Contractor shall discuss the terms of the scope, timing and deliverables of such assistance, and the participation of third party contractors or subcontractors, if any.  Such terms shall, upon agreement by the parties, be evidenced by a written instrument signed on behalf of the parties, dated and numbered sequentially and attached as Exhibit B hereto, and shall thereupon constitute a project assignment (each, a “Project Assignment”) and shall form part of this Agreement.  Contractor may engage its parent company, Lorus Therapeutics Inc., to perform Project Assignments for the benefit of Contractor.  Contractor shall not be responsible for, or otherwise liable to Company in respect of, any services or other work performed by any other contractor or subcontractor of Contractor in connection with any Project Assignment except for liability resulting from Contractor’s negligence or wilful misconduct.  Except as otherwise provided in a Project Assignment, Project Assignments shall be subject to the terms and conditions of this Agreement and Contractor will render the services set forth in each Project Assignment accepted by Contractor substantially in accordance with the terms thereof.

2.           Compensation.  During the first twelve months of this Agreement Contractor will perform Project Assignments up to an aggregate of (REDACTED: Pricing and Payment Rate Information)  to Company for the services of Contractor (but Company shall pay all charges of contractors and subcontractors described in the Project Assignments).  At the end of twelve months or (REDACTED: Pricing and Payment Rate Information), whichever comes first, Company will pay to Contractor (REDACTED: Pricing and Payment Rate Information) per hour (plus applicable goods and services tax) for services of Contractor, pro rated as appropriate, for performance of Project Assignments and all charges of contractors and subcontractors described in the Project Assignments.  Services provided by contractors engaged by Company, or by Contractor’s subcontractors, and described in a Project Assignment will be paid by Company at the rates charged by such contractors and subcontractors.  Contractor will be reimbursed only for such other expenses described in the Project Assignment or which are otherwise expressly approved in advance by Company.  Without limiting the foregoing, Contractor shall provide Company with all necessary know how, trade secrets, and information needed to manufacture Virulizin of sufficient quality and batch to batch consistency to satisfy both regulatory and commercial requirements.  Under no circumstances shall Company be required to pay for more than (REDACTED: Pricing and Payment Rate Information) (excluding applicable goods and services tax) for this service from Contractor.

Company will pay Contractor the fee set forth in each Project Assignment within thirty (30) days of receipt of Contractor’s invoice, provided Contractor has furnished such documentation for authorized expenses as Company may reasonably request.  Upon termination of this Agreement for any reason, Company will pay Contractor fees on the basis stated in the Project Assignment, for work which has been completed up to the time of termination, within 30 days following such termination.

Overdue payments shall bear interest at the rate set out in Section 7.11 of the License Agreement.

3.           Independent Contractor Relationship.  Contractor’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  Contractor will not be entitled to any of the benefits which Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits.  Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Designated Executive.  Contractor is solely responsible for filing all tax returns and payments required to be filed with, or made to, any federal, state, provincial or local tax authority with respect to the performance of services and receipt of fees under this Agreement.  No part of Contractor’s compensation will be subject to withholding by Company.

4.           Intellectual Property Rights.  Except as otherwise expressly provided in a Project Assignment, all tangible and intangible information, know-how, inventions, discoveries, trade secrets, data and materials, whether patentable or not, including but not limited to: formulations, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings, sketches, designs, testing and test results, and regulatory information, created by Contractor or its subcontractors in connection with the performance of each Project Assignment (collectively, the “Know-How”), shall be owned by Contractor and shall constitute Know-How (as defined in the License Agreement) for all purposes of the License Agreement and the Contractor hereby grants to the Company, and the Company accepts, an exclusive license under such Know-How upon for the purpose, and on the terms and conditions, set out in the License Agreement.

5.           Confidential Information.

5.1           Definition of Confidential Information.  “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information (written or oral) owned by the Company and disclosed by Company to Contractor including patent, copyright, trade secret, and proprietary information, technology, business and financial information, manufacturing methods, plans and procedures relating to its pharmaceutical products, future and proposed products and services of Company, its suppliers and customers, and includes, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, customer lists, business forecasts, sales, merchandising and marketing plans and information, and any other information identified by Company as confidential.

5.2           Nondisclosure and Nonuse Obligations.  Contractor will use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company.  Contractor agrees that it shall treat all Confidential Information of Company with the same degree of care as it accords to its own Confidential Information, and Contractor represents that it exercises reasonable care to protect its own Confidential Information.  Contractor agrees that it shall disclose Confidential Information only to those of its employees who need to know such information and certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by an obligation of confidentiality.

5.3           Exclusions from Nondisclosure and Nonuse Obligations.  Contractor’s obligations under Paragraph 5.2 (“Nondisclosure and Nonuse Obligations”) with respect to any portion of Confidential Information shall terminate when Contractor can document that such Confidential Information (a) was in the public domain at or subsequent to the time it was communicated to Contractor by the disclosing party through no fault of Contractor; (b) was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time it was communicated to Contractor by the disclosing party; or (c) was developed by employees or agents of Contractor independently of and without reference to any information communicated to Contractor by the disclosing party, provided however that nothing herein shall relieve Genesense Technologies Inc. from its obligations under Article 16 of the License Agreement made between that company and the Company dated April ___, 2008.

5.4           Disclosure of Third Party Information.  Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

5.5           Return of Company’s Property.  All materials (including, without limitation, all documents, records, reports, notes, compilations, or all other recorded matter and copies or reproduction thereof, containing Confidential Information, whether delivered to Contractor by Company or made by Contractor in the performance of services under this Agreement (“Company Property”) are the sole and exclusive property of Company.  Contractor agrees to promptly deliver the original and any copies of the Company Property to Company at any time upon Company’s request.  Upon termination of this Agreement by either party for any reason, Contractor agrees to promptly deliver to Company or destroy, at Company’s option, the original and any copies, including data stored in electronic format, of the Company Property.  Contractor agrees to certify in writing that Contractor has so returned or destroyed all such Company Property.

6.           No Conflict of Interest.  During the term of this Agreement, Contractor will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with Contractor’s obligations or the scope of services rendered by Company under this Agreement.  Contractor warrants that, to the best of its knowledge, it is not a party to any other contract or subject to any duty on its part inconsistent with this Agreement.  Contractor agrees to indemnify Company from any and all loss or liability incurred by Company by reason of the alleged breach by Contractor of any services agreement with any third party.

7.           Term, Renewal and Termination.

7.1           Term.  This Agreement is effective as of the Effective Date set forth above and will terminate on the earlier of (i) first anniversary of the Effective Date unless terminated earlier as set forth below, or unless stated otherwise in any Project Assignment that extends beyond the first anniversary of the Effective Date or unless renewed pursuant to Section 7.2; and (ii) the date of termination of the License Agreement for any reason.

7.2           Renewal.  This Agreement may be renewed by Company upon thirty (30) days written notice to Contractor, for one additional term of (REDACTED: Term), in the event that Contractor has provided less than (REDACTED: Payment Rate)  of services described in Section 2.

7.3           Termination by Company.  Company may terminate this Agreement, with or without cause, at any time upon thirty (30) days prior written notice to Contractor.  Company may also terminate this Agreement immediately in its sole discretion (i) upon Contractor’s material breach of Section 4 (“Intellectual Property Rights”), (“Confidential Information”), Section 9 (“Noninterference with Business”), (ii) upon any acts of misconduct by Contractor directly affecting this Agreement or the independent contractor relationship, or (iii) in the event Company determines in its sole discretion that the quality of Contractor’s work is unacceptable.

7.4           Termination by Contractor.  Contractor may terminate this Agreement upon any failure of Company to pay any amounts owing to Contractor hereunder within 10 days following notice in writing from Contractor. Except during the term of a Project Assignment and only after the one year anniversary of the Effective Date, Contractor may terminate this Agreement, with or without cause, at any time upon thirty (30) days’ prior written notice to Company.

7.5           Survival.  The rights and obligations contained in Sections 4 (“Intellectual Property Rights”), 5 (“Confidential Information”), and 8 (“Noninterference with Business”) will survive any termination or expiration of this Agreement and will continue to survive following the termination of this Agreement.

8.           Noninterference with Business.  During this Agreement, and for a period of (REDACTED: Term) immediately following its termination or any renewal or extension thereof, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Company.

9.           Successors and Assigns.  Contractor may not subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent.  Subject to the foregoing, this Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Contractor’s assignees.  Company may only assign this Agreement to the same assignee to whom the License Agreement is assigned by Company pursuant to the provisions of Section 17.1 thereof.

10.           Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by prepaid mail, by facsimile or other means of electronic communication or by hand-delivery.  Any such notice or other communication, if mailed by prepaid mail shall be deemed to have been received in the second day after the date that was post marked upon it, or if sent by facsimile or other means of electronic communication or hand-delivered shall be deemed to have been received on the day it is delivered.  All notices and other communications given or made pursuant to this Agreement shall be addressed as follows:

If to Contractor:

Genesense Technologies Inc.
2 Meridian Road
Toronto, ON, Canada M9W 4Z7
Attention: Dr. Aiping H. Young

If to Company:

Zor Pharmaceuticals, LLC
100-A Eastwood Center Dr., Suite 118
Wilmington, NC 28403 U.S.A.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

12.           Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.           Waiver.  The waiver by Company of a breach of any provision of this Agreement by Contractor shall not operate or be construed as a waiver of any other or subsequent breach by Contractor.

14.           Injunctive Relief for Breach.  Contractor’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law; and, in the event of such breach, Company will be entitled to injunctive relief and/or a decree for specific performance, and

15.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The terms of this Agreement will govern all Project Assignments and services undertaken by Contractor for Company.  This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ZOR PHARMACEUTICALS, LLC                                                                           GENESENSE TECHNOLOGIES INC.

By:                                                                           By:

Name:                                                                           Name:

Title:                                                                           Title:

EXHIBIT A

Designated Executive(s)

EXHIBIT B

PROJECT ASSIGNMENT - No. 1
between
GENESENSE TECHNOLOGIES INC. (“Contractor”)
and
ZOR PHARMACEUTICALS, LLC (“Company”)

Date:  ___________, 2008

Designated Executive

Services

Contractor shall provide the following services:

Payment of Fees.  Fee will be as follows:

Contractor shall receive US $________ (__________________________________ US dollars).  The maximum amount to be paid under this Project Assignment No. 1 is US $______________ dollars.

Expenses.  Company will reimburse Contractor for the following expenses incurred in connection with this Project Assignment upon receipt of proper documentation of those expenses from Contractor:

NOTE:  This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between Company and Contractor.  Any item in this Project Assignment which is inconsistent with that Agreement is invalid.

IN WITNESS WHEREOF, the parties have executed this Project Assignment as of the date first written above.

ZOR PHARMACEUTICALS, LLC	GENESENSE TECHNOLOGIES INC.

By:	By:
Name:	Name:
Title:	Title:

Exhibit D: Press Release

LORUS THERAPEUTICS ANNOUNCES EXCLUSIVE MULTINATIONAL LICENSE AGREEMENT WITH ZOTICON BIOVENTURES FOR VIRULIZIN

- AGREEMENT INCLUDES UPFRONT, MILESTONE AND ROYALTY PAYMENTS ON FUTURE SALES -

TORONTO, CANADA – (April __, 2008) – Lorus Therapeutics Inc. (“Lorus”) (TSX: LOR; AMEX: LRP), announced today that its subsidiary Genesense Technologies Inc. has signed an exclusive multinational license agreement with Zor Pharmaceuticals formed as a subsidiary of Zoticon Bioventures Inc. (“Zoticon”), a research-driven biopharmaceutical group, to further develop and commercialize Virulizin® for human therapeutic applications.  The initial clinical development of Virulizin® under the agreement will be in advanced pancreatic cancer.

Under the terms of the agreement, Lorus will be entitled to receive payments in excess of US$10 million upon achievement of various milestone events and royalties that vary from 10-20% depending on achieving of sales of Virulizin® and subject to certain other adjustments. In addition, Lorus will receive 25% of the initial equity in Zor Pharmaceuticals.  Lorus’ equity will not be subject to dilution on the first US$5 million of financing in the new entity.   Thereafter, Lorus has, at its option, a right to participate in any additional financings to maintain its ownership level.  In addition, the Company has entered into a Service Agreement with Zor Pharmaceuticals to assist in the transfer of knowledge and establish a strong foundation for moving forward with the development program.

Zor Pharmaceuticals will be responsible for the cost of all the clinical development, regulatory submissions and commercialization of Virulizin® in North and South America and Europe.  Lorus will retain rights in all other countries, including Asian markets.

"We are delighted to enter into this transaction with Zoticon, which shares our vision in the potential of Virulizin® and has the expertise and financial commitment to bring Virulizin® to market" stated Dr. Aiping Young, President and Chief Executive Officer of Lorus.  “We believe that this drug has significant potential as a treatment option not only for patients with advanced pancreatic cancer, but also, upon further development, for other cancer indications.  This arrangement provides significant potential value to our shareholders , representing Lorus’ commitment in maximizing the commercial potential of its anticancer products."

“Zoticon is very excited to be involved with the Virulizin® program.  We have already begun to lay the groundwork for Zor Pharmaceuticals to continue product development and ultimately commercialization of this novel drug,” stated Asher Nathan, Managing Director of Zoticon.

About Virulizin
Virulizin® is a novel biological response modifier (or immunotherapeutic agent) that stimulates a patient’s immune system through several mechanisms, including the activation of macrophages and the infiltration of natural killer cells into tumors.  Virulizin® has demonstrated high levels of antitumor activity against a number of cancer indications including pancreatic cancer. Virulizin® has been granted orphan drug status and fast track status from the United States FDA and orphan designation from the Marketing Authorization Application with the European Medical Evaluation Agency (EMEA).
Virulizin® is a registered trademark owned by Lorus Therapeutics Inc.

About Lorus
Lorus is a biopharmaceutical company focused on the research and development of novel therapeutics in cancer.  Lorus’ goal is to capitalize on its research, preclinical, clinical and regulatory expertise by developing new drug candidates that can be used, either alone, or in combination with other drugs, to successfully manage cancer.  Through its own discovery efforts and an acquisition and in-licensing program, Lorus is building a portfolio of promising anticancer drugs.  Lorus Therapeutics Inc. is listed on the Toronto Stock Exchange under the symbol LOR, and on the American Stock Exchange under the symbol LRP.

About Zoticon
Zoticon is a privately held global drug development and healthcare investment firm with a portfolio of life-sciences-focused companies. Zoticon’s business model is to in-license novel therapeutics, and the formation of new biotechnology companies.

Forward-Looking Statements for Lorus
This press release contains forward-looking statements within the meaning of Canadian and U.S. securities laws. Such statements include, but are not limited to, statements relating to: financings and corporate reorganizations, the establishment of corporate alliances, the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “should”, “would”, “may”, and other similar expressions.  Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies.  Many factors could cause our actual results, performance, achievements or the transactions described in this press release to be materially different from any future results, performance, achievements or transactions described in this press release, if at all, that may be expressed or implied by such forward-looking statements, including, among others: the progress of negotiations; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; and changing market conditions.

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled “Risk Factors” in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein.  These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law.  We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

Lorus Therapeutics’ recent press releases are available through the Company’s website at www.lorusthera.com. For Lorus' regulatory filings on SEDAR, please go to Sedar.com.  For SEDAR filings prior to July 10, 2007 you will find these under the company profile for Global Summit Real Estate Inc.

Lorus Therapeutics Inc.’s recent press releases are available through Licensee’s website at www.lorusthera.com.

Enquiries:
For further information, please contact:

Lorus Therapeutics Inc.
Dr. Saeid Babaei, 1-416-798-1200 ext. 490
ir@lorusthera.com

Zoticon Bioventures
Dr. Asher Nathan, 972 2 9995858
asher@zoticon.com

Exhibit E: Preliminary List of Know How

Know-How related to Virulizin:

1.           All know-how that comprise Chemistry Manufacturing and Controls (CMC) for Virulizin, including but not limited to commercial manufacturing process and process controls for Virulizin scale-up.

2.           Know-how related to intravenous uses and administration of Virulizin, including but not limited to: formulations, preclinical animal models, in vitro test systems, and clinical trial designs.

Exhibit F: Development Steps

REDACTED: Development Steps and Timelines

Exhibit G:

Map of European Countries Within the Territory

Exhibit H: Adjusted Royalty Rates

REDACTED: Royalty Rates